Exhibit 8

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

[Translation : For Reference Purpose Only]

Convocation Notice of the 69th Annual Shareholders’ Meeting

Sumitomo Light Metal Industries, Ltd.

(Security code 5738)

June 3, 2013

5-11-3 Shimbashi, Minato-ku, Tokyo

Sumitomo Light Metal Industries, Ltd.

Representative Director, Member of the Board, President	Shigenori Yamauchi

Convocation Notice of the 69th Annual Shareholders’ Meeting

Dear Shareholders,

I hope you are well. We are holding the 69th annual shareholders’ meeting of Sumitomo Light Metal Industries, Ltd. (the “Company”) as follows.

We would appreciate it if you would attend the meeting.

If you cannot attend the meeting, you still can exercise your voting rights in writing. Please read through the reference documents for the shareholders’ meeting shown below, state whether you agree or disagree on the enclosed voting right exercise form, and return it to the Company by 5:30 PM on Wednesday, June 26, 2013.

Best regards.

Details

1. Time and date	10 AM on Thursday, June 27, 2013
2. Venue	PRIMAVERA
4th floor Dai-ichi Hotel Tokyo
1-2-6 Shimbashi, Minato-ku, Tokyo
(The venue is different from that used last time. Please refer to the access map given at the end of the document for the route to the venue.)
3. Objectives of the Meeting
Report items

The substance of the business report, the consolidated financial statements and the financial statements, as well as the results of the audit on these documents by the accounting auditor and the Board of Audit & Supervisory Board Members, for the 69th period (from April 1, 2012 to March 31, 2013)

Meeting agenda
Agenda item 1	Appropriation of surplus
Agenda item 2	Approval of a merger agreement between the Company and Furukawa-Sky Aluminum Corp.
Agenda item 3	Appointment of 7 Directors, Members of the Board
Agenda item 4	Appointment of 4 Audit & Supervisory Board Members

End

When you attend the meeting, please submit the enclosed voting right exercise form at the reception desk of the venue.

Additionally, if any situation arises up to the day immediately preceding the day of the meeting requiring an amendment of the substance of the business report, the consolidated financial statements, the financial statements and the reference documents for the shareholders’ meeting listed in this convocation notice, the Company will notify you by mail or through the Company’s website (URL    http://www.sumitomo-lm.co.jp/).

Table of Contents

		(Page)

Reference Documents for the Shareholders’ Meeting

Agenda item 1	Appropriation of surplus	3

Agenda item 2	Approval of a merger agreement between the Company and Furukawa-Sky Aluminum Corp.	4

Attachment 1	Merger Agreement (copy)	10

Attachment 2	The Overview of the analyses regarding the merger ratio by the third-party appraisers of the Company	13

Attachment 3	Articles of Incorporation of Furukawa-Sky Aluminum Corp.	16

Attachment 4	Outline of the Financial Statements, Etc. for the last business year of Furukawa-Sky Aluminum Corp.	Separate booklet

Agenda item 3	Appointment of 7 Directors, Members of the Board	22

Agenda item 4	Appointment of 4 Audit & Supervisory Board Members	25

Reference Materials

Reference materials 1	The agenda for changes in the Articles of Incorporation of Furukawa-Sky Aluminum Corp.	27

Reference materials 2	The agenda for the appointment of Directors of Furukawa-Sky Aluminum Corp.	31

Reference materials 3	The agenda for the appointment of Statutory Auditors of Furukawa-Sky Aluminum Corp.	36

Appendix
69th Annual Report		43

Reference Documents for the Shareholders’ Meeting

Agenda item 1	Appropriation of surplus

The Company shall determine the amount of dividends, as per the dividend policy, by taking into account aspects such as the continuation of a stable dividend, securing investment funds to improve the Company’s corporate value, and strengthening the Company’s finances.

We would like to distribute an end-of-period dividend for 69th period as follows based on the above policy. As a result, the annual dividend for the 69th period will be 3.50 yen per share, in conjunction with the interim dividend of 1.50 yen per share.

1.	Type of the dividend property:

Cash

2.	Matters regarding the assignment of the dividend property, and its total value:

2 yen per common share in the Company

Total: 1,162,938,550 yen

3.	The day on which the distribution of the dividend of surplus takes effect:

June 28, 2013

Agenda item 2	Approval of a merger agreement between the Company and Furukawa-Sky Aluminum Corp.

On August 29, 2012, the Company and Furukawa-Sky Aluminum Corp. (hereinafter referred to as “Furukawa-Sky”) agreed to integrate operations on October 1, 2013 (scheduled) and executed the Basic Integration Agreement. However, on April 26, 2013, the board of directors of the Company and Furukawa-Sky resolved to execute a merger agreement (hereinafter referred to as the “Merger Agreement”) in relation to a merger (hereinafter referred to as the “Merger”) through which the Company will be the company absorbed in an absorption-type merger and Furukawa-Sky will be the company surviving the merger. The Merger Agreement was executed by and between the Company and Furukawa-Sky on the same day.

The purpose of this agenda item is to make a request for the approval of the Merger Agreement.

Additionally, once this agenda item is approved, the ordinary shares of the Company will be delisted as of September 26, 2013, (the final market day will be September 25, 2013) according to the criteria for delisting, stipulated by the Tokyo Stock Exchange.

1.	Reasons for the Merger

In recent years, the environment surrounding the aluminum rolling business has been rapidly changing, and the following conditions have been difficult.

(1)	Shrinking demand for rolled aluminum products within Japan due to a decrease in the country’s population and an increase in the aging population
(2)	Shrinking demand for rolled aluminum products within Japan because clients are moving manufacturing sites overseas
(3)	Increasingly fierce competition with overseas major aluminum rolling companies in the east Asian region
(4)	The emergence of new aluminum rolling manufacturers in the east Asian region such as China and South Korea

With the above mentioned aluminum rolling business environment, cost reductions within the Company are reaching their limit as capital investment mainly focuses on quality improvements and dealing with client requests for cost reductions. It is necessary for the Company to fundamentally improve its cost structure through the efficient use of management resources and by securing economies of scale. Moreover there has been increasingly fierce competition across country borders between major overseas aluminum companies and emerging aluminum rolling companies in the East Asian region, such as in South Korea and China. In such a competitive situation, the Company must significantly strengthen its business foundations through management integration. The basis for the Company to continue its business is to achieve sustainable growth.

UACJ Corporation (hereinafter referred to as “UACJ”), a new company created through the Merger is to pursue synergies through the integration of superior technologies, quality/cost management, capabilities of dealing with client needs and management resources/assets such as product development capabilities developed at both the Company and Furukawa-Sky, and will aim to strengthen competitive capabilities and its business structure in the aluminum rolling market. Further, by bringing together its overall capabilities and achieve them at an early stage, UACJ will strengthen the foundation of its aluminum rolling business within Japan, accelerate the company’s globalization and make progress in dealing with emerging areas such as the environment and energy, and deal with a significant increase in demand for rolled aluminum products in emerging markets such as Southeast Asia. UACJ will aim to become a “major aluminum company with worldwide competitiveness”, with a solid presence in the global market.

UACJ will pursue the possibilities of aluminum, which is a relatively new type of metal. UACJ will engage in client development, and will contribute to the betterment of society by allowing society to become more green and eco-friendly. UACJ will also contribute to the growth and development of both the Japanese and global economies.

2.	Details of the Merger Agreement

The details of the Merger Agreement are shown in Attachment 1 “Merger Agreement (copy)”.

3.	Items concerning the adequacy of consideration for the Merger
(1)	Items concerning the adequacy of the total amount and the allocation of consideration for the Merger
a.	The details of allocation related to the Merger

Furukawa-Sky is to allocate 0.346 shares of each share of Furukawa-Sky, held by each shareholder of the Company, as of the end of the day prior to the day of the Merger. However, shares which are held by the Company (69,592 shares as of March 31, 2013) will not be allocated through the present Merger. Therefore the number of Furukawa-Sky shares which will be issued through the Merger will be a total of 201,188,369 shares. Additionally, the number of shares issued through the Merger may be amended going forwards due to reasons such as changes in the number of shares held by the Company.

	Furukawa-Sky (the company which will remain after the acquisition)	the Company (the company which will cease to exist after the acquisition)
The details of the allocation related to the Merger (merger ratio)	1	0.346

Additionally, through the Merger, the shareholders of the Company, to whom the number of shares of Furukawa-Sky will be allocated, will be less than one; cash at the amount equivalent to that less than 1 share will be paid, as per the Companies Act Article 234 and other related laws and ordinances.

b.	Basis for calculating the details of the allocation related to the Merger, etc.
(a)	Basis for the calculation

In order to maintain fairness and adequacy when calculating the merger ratio to be used in the present Merger, the Company and Furukawa-Sky individually requested independent third-party appraisers to calculate the merger ratio and individually received merger ratio calculation documents. The Company employed SMBC Nikko Securities Inc. (hereinafter referred to as “SMBC Nikko Securities”) and Daiwa Securities Co., Ltd. (hereinafter referred to as “Daiwa Securities”) as its third-party appraisers. Furukawa-Sky employed Mizuho Securities Co., Ltd. (hereinafter referred to as “Mizuho Securities”) and Nomura Securities Co., Ltd. (hereinafter referred to as “Nomura Securities”) as its third-party appraisers.

For an overview of the analyses of the Company by the third-party appraisers, please refer to Attachment 2, “The Overview of the Analyses Regarding the Merger Ratio by the Third Party Appraisers of the Company.”

(b)	Background of the calculation

As mentioned above, the Company requested SMBC Nikko Securities and Daiwa Securities to calculate the merger ratio to be used for the Merger. Furukawa-Sky requested Mizuho Securities and Nomura Securities to do the calculation. The companies comprehensively considered factors such as the financial situation, assets, and future outlook of both companies, based on the calculations carried out by the third-party appraisers, and carefully held discussions on the merger ratio. The companies agreed on August 29, 2012, that it is appropriate to set the abovementioned merger ratio and signed a consolidation basic agreement document.

Additionally, the companies comprehensively considered factors such as the financial situation, assets, future business/operation outlook and share price trends from August 29, 2012, and agreed and decided to use the merger ratio agreed to in the consolidation basic agreement document as of August 29, 2012, as the ratio for this Merger. The Company signed the Merger Agreement on April 26, 2013.

(c)	Relationship with calculation organizations

SMBC Nikko Securities and Daiwa Securities which are the financial advisers (third-party appraisers) of the Company are not parties related to Furukawa-Sky and do not have any significant conflict of interest which needs to be stated in relation to the Merger. Mizuho Securities and Nomura Securities, which are the financial advisers (third-party appraisers) of Furukawa-Sky are not related parties to the Company and do not have any significant conflict of interest which needs to be stated in relation to the Merger.

(d)	Measures to be taken to ensure fairness

In order to ensure the fairness of the Merger, the Company received the submission of merger ratio calculation documents in relation to the Merger, as stated above, from SMBC Nikko Securities and Daiwa Securities, which are the Company’s third-party appraisers. Additionally, as of August 29, 2012, the Company also received an opinion document (a so-called fairness opinion) stating that the agreed merger ratio is adequate and fair from a financial perspective to the company, from SMBC Nikko Securities and Daiwa Securities, based on pre-requisites stated in Attachment 2, “The Overview of the Analyses Regarding the Merger Ratio by the Third Party Appraisers of the Company” and Certain Other Pre-Requisite Conditions.

In order to ensure the fairness of the Merger, Furukawa-Sky received the submission of merger ratio calculation documents in relation to the Merger, as stated above, from Mizuho Securities and Nomura Securities, which are third-party appraisers. Moreover, as of August 29, 2012, Furukawa-Sky obtained opinion documents (so-called fairness opinions) from each of Mizuho Securities and Nomura Securities, stating that the agreed merger ratio is adequate and fair to Furukawa-Sky from a financial perspective, based on certain pre-requisites.

(e)	Measures for avoiding conflicts of interest

Since there are no specific conflicts of interest in relation to the Merger between the Company and Furukawa-Sky, there have been no specific measures taken.

(2)	Reasons for having selected the shares of Furukawa-Sky for use as consideration for the Merger

The Company and Furukawa-Sky selected the shares of Furukawa-Sky, which will be the surviving company after the acquisition/merger, as consideration for exchanging the companies’ shares through the Merger. The Company and Furukawa-Sky considered that it is possible to continue to carry out share transactions at or above a single unit at the first section of Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”), to ensure the liquidity of shares and for the shareholders of the companies to benefit from the integration effects through the Merger by receiving the shares of Furukawa-Sky, which will survive after the acquisition/merger; while there is a possibility that some shareholders will only receive an allocation of less than a single unit, depending on the number of the company’s shares held, the Company and Furukawa-Sky determined that it is appropriate to allocate shares of Furukawa-Sky as consideration for the Merger.

(3)	Items related to the protection of minor shareholders through the acquisition/merger between the companies in a relationship of common control

Since the Company and Furukawa-Sky are not in a relationship of common control, there are no applicable items.

(4)	Items related to the reasonability of the capital and reserves of Furukawa-Sky

The amounts of capital, capital reserve and retained earnings reserve which will increase through the Merger with Furukawa-Sky are shown below. These amounts were determined within the parameters of the laws and ordinances, after comprehensively considering and looking into UACJ capital policies and other situations, and therefore we considered the decision adequate.

a.

    The increased amount of capital: 28,471,600,000 yen (however, the amount shall be the relevant upper threshold if the maximum amount which can be increased through laws and ordinances is lower than the relevant amount)

b.

    The increased amount of capital reserves: 5,942,630,000 yen (however, the amount shall be the relevant upper threshold if the maximum amount which can be increased through laws and ordinances is lower than the relevant amount)

c.	The increased amount of the retained earnings reserve: 0 yen

4.	Reference Items for consideration for merger
(1)	Stipulations in the articles of incorporation of Furukawa-Sky

Stipulations in the articles of incorporation of Furukawa-Sky are shown in Attachment 3, “Articles of Incorporation of Furukawa-Sky Aluminum Corp.”

Additionally, the articles of incorporation given in Attachment 3 show the current details of the articles of incorporation of Furukawa-Sky. A proposal is scheduled for the 10th period annual general shareholders meeting of Furukawa-Sky, to be held on June 20, 2013, as stated in the Reference Document 1 “Meeting Agenda on Changing the Articles of Incorporation of Furukawa-Sky Aluminum Corp.”

(2)	Items concerning the method of transaction for consideration for exchange
a.	Markets where transactions are carried out for consideration for exchange

Transactions of the shares of Furukawa-Sky are carried out at the first section of the Tokyo Stock Exchange.

b.	Those who conduct intermediary, brokerage or agency services for carrying out transactions of consideration for exchange.

Shares of Furukawa-Sky are traded through intermediaries, brokerages, or through other means at security companies, etc. throughout Japan.

c.	Details of restrictions on the transfer and other treatment of consideration for exchange.

There are no applicable items.

(3)	Items concerning the market price of consideration for exchange

Changes in the share prices of Furukawa-Sky in the last 6 months on the first section of the Tokyo Stock Exchange are shown below.

Month	November 2012	December	January 2013	February	March	April
Maximum share price (yen)	214	249	277	280	317	310
Minimum share price (yen)	186	202	232	241	262	256

Additionally, share price information, charts and other information disclosed on the following website of the Tokyo Stock Exchange show market prices and changes thereof, and other information on the shares of Furukawa-Sky.

http://www.tse.or.jp/

(4)	The details of the balance sheet of Furukawa-Sky for each fiscal year over the last 5 complete years

Furukawa-Sky has submitted securities reports for all fiscal years, as per Paragraph 1 Article 24 of the Financial Instruments and Exchange Act.

5.	Items concerning the suitability of stipulations of share options

There are no applicable items.

6.	Items concerning financial statements, etc.
(1)	The details of financial statements, etc. of Furukawa-Sky as of the end of the most recent business year

The details of financial statements, etc. of Furukawa-Sky as of the end of the most recent business year (from April 1, 2012 – March 31, 2013) are shown in Attachment 4 “Outline of the Financial Statements, Etc. for the last business year of Furukawa-Sky Aluminum Corp.” (the separate volume of reference materials for shareholders’ meeting).

(2)	Details of events which arose after the last day of the most recent business year which have had a significant impact on the financial situation of the Company and Furukawa-Sky
a.	The Company

The Company executed the Merger Agreement with Furukawa-Sky on April 26, 2013. The details of the Merger Agreement are shown in Attachment 1 “Merger Agreement (copy)”.

b.	Furukawa-Sky

Furukawa-Sky executed the Merger Agreement with the Company on April 26, 2013. The details of the Merger Agreement are shown in Attachment 1 “Merger Agreement (copy)”.

Attachment 1

MERGER AGREEMENT (Copy)

Furukawa-Sky Aluminum Corp. (“FSA”) and Sumitomo Light Metal Industries, Ltd. (“SLM”) enter into this merger agreement (this “Agreement”) regarding the merger of FSA and SLM as of April 26, 2013 (the “Execution Date”) as follows.

Article 1	Method of Merger

In accordance with the provisions of this Agreement, FSA and SLM will conduct an absorption-type merger (the “Merger”), whereby FSA will succeed to all of the rights and obligations of SLM and survive the Merger.

Article 2	Trade Names and Addresses of Parties to Merger
1.	The trade names and addresses of the parties to the Merger are as follows.
(1)	FSA as the surviving company

Trade name: Furukawa-Sky Aluminum Corp.

Address: 4-14-1 Sotokanda, Chiyoda-ku, Tokyo

(2)	SLM as the absorbed company

Trade name: Sumitomo Light Metal Industries, Ltd.

Address: 5-11-3 Shimbashi, Minato-ku, Tokyo

2.	The trade name and address of FSA after the Effective Date (as defined in Article 5, Paragraph 1 of this Agreement; the same applies hereinafter) will be as follows.

Trade name: UACJ Corporation

Address: 1-7-2 Otemachi, Chiyoda-ku, Tokyo

Article 3	Matters regarding Number of Shares to be Delivered upon Merger and Allotment Thereof

Upon the Merger, FSA will deliver its common shares by allotment to each shareholder (except for FSA and SLM) who is entered or recorded in the last shareholders’ register of SLM as of the day immediately preceding the Effective Date in the ratio of 0.346 FSA common shares to one SLM common share held by each shareholder (except for shares relating to a share purchase demand under Article 785(1) of the Companies Act of Japan).

Article 4	Matters regarding Amount of Capital and Reserves
1.	The amount of capital and reserves of FSA as increased by the Merger will be as follows.
(1)

Capital: 28,471,600,000 yen (provided that if the maximum amount to which FSA may increase its capital pursuant to laws and ordinances is less than this amount, the amount of capital will be such maximum amount.)

(2)

Capital reserve: 5,492,630,000 yen (provided that if the maximum amount to which FSA may increase its capital reserve pursuant to laws and ordinances is less than this amount, the amount of capital reserve will be such maximum amount.)

(3)	Retained earnings reserve: 0 yen

2.

In accordance with any change of circumstances during the period from the Execution Date to the day immediately preceding the Effective Date, FSA and SLM may change the amount of capital and reserves set out in Article 4, Paragraph 1 through mutual consultation.

Article 5	Effective Date of Merger
1.	The effective date of the Merger is October 1, 2013 (including the effective date as may be changed under Article 5, Paragraph 2, the “Effective Date”).
2.

FSA and SLM may change the Effective Date set out in the preceding paragraph through mutual consultation if that change becomes necessary for the purposes of the procedures for the Merger or for any other reasons (including, but not limited to, cases where it becomes necessary for the purposes of procedures under the Antimonopoly Act, competition laws, or any other laws or ordinances (including foreign laws)).

Article 6	Management of Company Assets

During the period from the Execution Date to the Effective Date, FSA and SLM respectively conduct their respective businesses and manage and operate their respective assets with the due care of prudent managers and within the ordinary scope of their business and in accordance with their respective past practice, and each of FSA or SLM must separately consult with the other party before carrying out any act that would have a material effect on its assets, rights, or obligations.

Article 7	Amendment to or Cancellation of this Agreement

FSA and SLM may, upon mutual consultation, amend any of the terms and conditions of this Agreement or cancel this Agreement if, during the period from the Execution Date to the day immediately preceding the Effective Date and due to natural disaster or any other reason, (i) a material change occurs or a material defect is found in the asset position or management conditions of FSA or SLM; or (ii) an event occurs or is discovered which could materially impede the execution of the Merger pursuant to the provisions of this Agreement (including, but not limited to, cases where it is reasonably expected that authorizations and approvals, etc. of relevant authorities, etc. necessary under the Antimonopoly Act, competition laws, or other laws or ordinances (including foreign laws) will be unable to be obtained, or that notification, etc. therefor will not be completed).

Article 8	Effectiveness of this Agreement

This Agreement will cease to have effect if any of the following events occurs:

(1)

the Ordinary Shareholders’ Meeting of FSA or SLM for the fiscal year ended the last day of March 2013 does not approve an agenda item related to the approval of this Agreement or any other agenda item separately agreed upon by FSA and SLM as being a matter necessary for the Merger; or

(2)

authorizations and approvals, etc. of relevant authorities, etc. necessary for the execution of the Merger under the Antimonopoly Act, competition laws, or other laws or ordinances (including foreign laws) are unable to be obtained.

Article 9	Governing Law and Jurisdiction
1.	This Agreement is governed by and is to be construed in accordance with the laws of Japan.
2.	The Tokyo District Court has exclusive jurisdiction as the court of first instance with respect to all disputes between FSA and SLM related to this Agreement.

FSA and SLM have caused this Agreement to be prepared in two originals by affixing their respective names and seals, and each party retains one original.

April 26, 2013

FSA:	Mitsuru Okada President and Chief Executive Officer Furukawa-Sky Aluminum Corp. 4-14-1 Sotokanda, Chiyoda-ku, Tokyo

SLM:	Shigenori Yamauchi President Sumitomo Light Metal Industries, Ltd. 5-11-3 Shimbashi, Minato-ku, Tokyo

Attachment 2

The Overview of the Analyses

Regarding the Merger Ratio by the Third Party Appraisers of the Company

(SMBC Nikko Securities)

In performing its valuation analyses for the shares of the Company and Furukawa-Sky, SMBC Nikko Securities applied the Market Price Analysis since both Furukawa-Sky and the Company are listed on the financial instrument exchange, thus having market prices. Pursuant to this analysis, SMBC Nikko Securities applied August 28, 2012 as the reference date (the “Reference Date”) and, for the shares of the Company, considered the average closing prices of the Company shares quoted on the First Section of the Tokyo Stock Exchange for the one-month, three-month, and six-month periods to the Reference Date and the period date from August 9, 2012 – the first business day following the Company’s announcement of its “Consolidated Financial Results for the First Quarter of FY2013 (ending March 31, 2013)” on August 8, 2012 – to the Reference Date. For the shares of Furukawa-Sky, the average closing prices of Furukawa-Sky shares quoted on the First Section of the Tokyo Stock Exchange for the one-month, three-month and six-month period to the Reference Date, and the period from August 3, 2012 – the first business day following Furukawa-Sky’s announcement of its “Consolidated Financial Results for the First Quarter of FY2013 (ending March 31, 2013)” on August 2, 2012 – to the Reference Date. In addition, SMBC Nikko Securities applied a DCF analysis in order to take into consideration future business activities. The foregoing analyses resulted in the following valuation ranges, assuming the value per Furukawa-Sky’s share to be one:

Methodology	Valuation Range of Merger Ratio
Market Price Analysis	0.345 – 0.359
DCF Analysis	0.254 – 0.514

Please see (Note 1) for details of the conditions and disclaimers for the calculation of the merger ratio and opinion.

(Note 1)

In delivering its fairness opinion, as well as valuating the merger ratio as the basis for such opinion, SMBC Nikko Securities did not conduct or assume any obligation to conduct any independent verification of the information of Furukawa-Sky and the Company, including financial information and financial projections (whether publicly available or furnished by Furukawa-Sky or the Company); therefore, SMBC Nikko Securities assumed and relied on the accuracy and completeness of such information in delivering its opinion and valuating the merger ratio as the basis for such opinion. SMBC Nikko Securities assumed that all material information of Furukawa-Sky and the Company has been disclosed to the public in an appropriate manner, and that the share prices appropriately reflect all material information, and that there is no undisclosed information that may have a negative impact on the share prices, and that no change has occurred that has had a significant influence on the assets, financial condition, operation, or future prospects of Furukawa-Sky, the Company, or their affiliated companies on or after the preparation date of the latest financial statements and business plan provided to SMBC Nikko Securities. Further, SMBC Nikko Securities did not conduct any independent valuation, appraisal or assessment of the assets or liabilities of Furukawa-Sky and the Company. Moreover, SMBC Nikko Securities assumed that the financial projections (including financial effect of the Merger to Furukawa-Sky and the Company) which were provided to and analyzed by SMBC Nikko Securities were prepared under reasonable assumptions and reflected the best possible estimates and judgment currently available to Furukawa-Sky or the Company, based on consent by the Company. SMBC Nikko Securities’ opinions and analyses are not intended to encourage shareholders of the Company to exercise their shareholders’ rights or other related actions with respect to the Merger, or to solicit or encourage shareholders of the Company or other related persons to assign, transfer or take any other action with respect to the Company common shares. SMBC Nikko Securities’ opinion was prepared in light of financial, economic, market and other conditions as of its submission date and was based upon information obtained by SMBC Nikko Securities as of such date.

(Daiwa Securities)

Daiwa Securities performed a Market Price Analysis and DCF analysis for each of the Company and Furukawa-Sky. The results of each analysis are as follows. Each of the valuation range of the merger ratio mentioned below represents the range of the number of Furukawa-Sky shares to be allocated for one the Company share.

In the Market Price Analysis, Daiwa Securities conducted analysis based on the average closing prices of each Company for the one-month, three-month, and six-month periods ending August 28, 2012 (the “Reference Date”), and the average closing prices of each Company for the period from August 9, 2012 – the first business day following the Company’s announcement of its “Consolidated Financial Results for the First Quarter of FY2013 (ending March 31, 2013)” – to the Reference Date.

Methodology	Valuation Range of the Merger Ratio
Market Price Analysis	0.345 – 0.359
DCF Analysis	0.297 – 0.546

Please see (Note 2) for details of the supplementary explanation of the conditions and disclaimers.

(Note 2)

In performing its analyses, in principle, Daiwa Securities adopted information and materials provided by the Company and Furukawa-Sky as well as publicly available information on an “as-is” basis. Daiwa Securities assumed that the all materials and information that Daiwa Securities reviewed or analyzed are accurate and complete, and did not verify or assume any obligation to independently verify the accuracy or completeness of such materials and information. Daiwa Securities did not undertake a separate evaluation, appraisal or assessment of any of the assets or liabilities, including an analysis or evaluation of respective assets or liabilities, of the Company or Furukawa-Sky and their respective affiliates (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), nor did Daiwa Securities make any request to a third-party institution for any such valuation, appraisal or assessment. Daiwa Securities assumed that the business plans, financial forecasts and other information regarding the future furnished to Daiwa Securities by the Company and Furukawa-Sky were prepared reasonably according to the best estimates and judgment currently available of the respective management of the Company and Furukawa-Sky, and, with the Company’s consent, Daiwa Securities relied on such information without independent verification. Daiwa Securities’ analyses were based upon financial, economic, market and other conditions as of August 29, 2012.

Attachment 3

Articles of Incorporation of Furukawa-Sky Aluminum Corp.

Chapter 1.  General Provisions

(Trade Name)

Article 1.	This Company shall be called Furukawa Sukai Kabushiki Kaisha and expressed in the English language as Furukawa-Sky Aluminum Corp.

(Purpose)

Article 2.	The purposes of the Company are to engage in the following businesses:
1.	Manufacturing, processing and sales of aluminum and aluminum alloys
2.	Management, control and consultation of manufacturing, processing and sales companies related to the above item
3.	Manufacturing and sales of raw materials, supplementary materials and equipment related to Item 1
4.	Design, execution and contract for work of civil engineering and construction work related to Item 1
5.	Transport, logistic management and consulting related to the above items
6.	Other businesses incidental or relating to any of the above items

(Head Office)

Article 3.	The Company’s head office shall be located in Chiyoda-ku, Tokyo.

(Governing Body)

Article 4.	In addition to the general meeting of shareholders and directors, the Company shall establish the following governing bodies:
1.	Board of Directors;
2.	Statutory Auditors;
3.	Board of Statutory Auditors; and
4.	Accounting Auditors

(Public Notice)

Article 5.

Public notices by the Company shall be given by way of electronic public notice. However, if electronic public notice is not available due to an accident or any other unavoidable cause, public notices by the Company shall be given by publishing them in the Nihon Keizai Shimbun published in Tokyo.

Chapter 2.  Company Stock

(Total Number of Shares Authorized for Issuance)

Article 6.	The total number of shares authorized to be issued by the Company shall be four hundred million (400,000,000) and shall be constituted entirely of common stock.

(Purchase of Own Shares)

Article 7.

The Company may purchase its own shares in the market, etc., as provided in Article 165, Paragraph 1 of the Companies Act, by resolution of its Board of Directors as provided in Paragraph 2 of the same Article.

(Number of Shares Constituting One Unit of Shares)

Article 8.	The number of shares constituting one unit of the Company shares shall be one thousand (1,000).

(Rights With Respect to Fractional Unit Shares)

Article 9.	The Company’s shareholders may not, with regard to the fractional unit shares owned, exercise any right other than those stipulated as follows:
1.	The rights stipulated in each item of Article 189, Paragraph 2 of the Companies Act;
2.	The right to submit a request to the Company as stipulated in Article 166, Paragraph 1 of the Companies Act; and
3.	The right to receive allocation of new shares and rights to subscribe for new shares in proportion to the number of shares owned.

(Shareholder Registry Administrator)

Article 10.	The Company shall appoint a shareholder registry administrator with regard to its shares.
(2)	The Company shall designate a shareholder registry administrator and its place of business by resolution of the Board of Directors, which shall be advertised by a public notice.
(3)

Creation and safekeeping of the shareholder registry and the share option registry of the Company, and other related affairs with regard to the shareholder registry and the share option registry of the Company shall be handled by the shareholder registry administrator and shall not be handled by the Company.

(Share Handling Regulations)

Article 11.

In addition to laws and regulations or these Articles of Incorporation, procedures and handling fees related to shares shall be governed by the Share Handling Regulations determined by resolution of the Board of Directors.

Chapter 3.  Shareholders Meeting

(Convocation)

Article 12.	The annual shareholders’ meeting of the Company shall be convened in June of each year and the special shareholders’ meeting of the Company shall be convened from time to time, whenever necessary.

(Record Date for the Annual Shareholders’ Meeting)

Article 13.	The record date for voting rights at the annual shareholders’ meeting shall be March 31 of each year.

(Convocator and Chairman)

Article 14.	Unless otherwise provided by laws and regulations, the President and Chief Executive Officer convenes and chairs the shareholders’ meeting.
(2)

In the event the President and Chief Executive Officer is unable to fulfill this duty, a Director selected in accordance with the order of priority previously determined by the Board of Directors will convene and chair the shareholders meeting.

(Disclosure via Internet and Deemed Presentation of Reference Documents related to the Shareholders’ Meeting and Other Materials)

Article 15.

In convening shareholders’ meeting, information related to matters to be stated or indicated in reference documents related to the shareholders’ meeting, business reports, financial statements and consolidated financial statements may be deemed to have been furnished to the shareholders if such information is disclosed via the Internet pursuant to Ordinance of the Ministry of Justice.

(Method of Resolution)

Article 16.

Unless otherwise provided by laws and regulations or in these Articles of Incorporation, resolutions of shareholders’ meetings shall be adopted by a majority of votes held by the attending shareholders at such meeting entitled to exercise their voting rights.

(2)

Resolutions provided in Article 309, Paragraph 2 of the Companies Act shall be adopted by no less than two-thirds (2/3) of the votes held by the attending shareholders at such meeting where shareholders holding no less than one-third (1/3) of the voting rights of all shareholders entitled to exercise their voting rights are present.

(Voting Rights Exercised by Proxy)

Article 17.	Shareholders may exercise their voting right by appointing one other shareholder of the Company as a proxy with voting rights.
(2)	The shareholder or the proxy shall submit written evidence to the Company to prove the proxy rights at each shareholders’ meeting.

Chapter 4.  Directors and Board of Directors

(Number of Directors)

Article 18.	The number of Directors of the Company shall not exceed twelve (12).

(Election of Directors)

Article 19.	Directors of the Company shall be elected at a shareholders’ meeting.
(2)

Resolution for election of directors shall be adopted by a majority vote of attending shareholders at such meeting where shareholders holding no less than one-third (1/3) of the voting rights of all shareholders entitled to exercise their voting rights are present.

(3)	No cumulative voting shall be applied in the election of Directors.

(Term of Office)

Article 20.	The term of office of Directors shall be until the close of the annual shareholders’ meeting held with respect to the last business year that ends within one (1) year of their election.

(Representative Directors and Managing Directors)

Article 21.	Representative directors are appointed by resolution of the Board of Directors.
(2)	The Board of Directors shall appoint by resolution one President, a small number of vice presidents, senior managing directors and managing directors.

(Convocator and Chairman of Meetings of Board of Directors)

Article 22.	Unless otherwise provided by laws and regulations, the President and Chief Executive Officer convenes and chairs the meetings of the Board of Directors.
(2)

In the event the President and Chief Executive Officer is unable to fulfill this duty, a Director selected in accordance with the order of priority previously determined by the Board of Directors will convene and chair the meetings of the Board of Directors.

(Convocation Notice of Meetings of the Board of Directors)

Article 23.

A convocation notice for meetings of the Board of Directors shall be sent to each Director and Statutory Auditor three (3) days prior to the date of the meeting; provided, however, that in case of an emergency, this period may be shortened.

(2)	If all the Directors and Statutory Auditors consent, a meeting of Board of Directors may be convened without prior notice.

(Resolution Method of Board of Directors and Omission of Resolutions)

Article 24.	Resolutions of the Board of Directors are adopted by a majority vote of attending Directors, who represent the majority of Directors entitled to vote.
(2)	Provided that conditions stipulated by Article 370 of the Companies Act are satisfied, the Company shall deem a resolution has been adopted by the Board of Directors.

(Remuneration, etc.)

Article 25.

Directors’ compensation, bonuses and financial benefits paid by the Company to compensate for the execution of their duties (hereinafter collectively referred to as “remuneration, etc.”) shall be determined by resolution of the shareholders’ meeting.

(Exemption of Directors From Liability)

Article 26.

Pursuant to Article 426, Paragraph 1 of the Companies Act, to the extent provided for by applicable laws and regulations, the Company may, by a resolution of the Board of Directors, exempt Directors (including former Directors) from liability for damages caused by failure in executing their duties.

(2)

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with external Directors to limit their liabilities caused by failure in executing their duties; provided, however, that the minimum level of liability for damages for which the above contract applies shall be as stipulated by laws and regulations.

Chapter 5.  Statutory Auditors and Board of Statutory Auditors

(Number of Statutory Auditors)

Article 27.	The number of Statutory Auditors of the Company shall not exceed four (4).

(Method of Election)

Article 28.	The Company’s Statutory Auditors are elected at a general shareholders meeting.
(2)

The resolution for electing Statutory Auditors is adopted by a majority vote of attending shareholders at such meeting where shareholders holding no less than one-third (1/3) of the voting rights of shareholders entitled to exercise their voting rights are present.

(Term of Office)

Article 29.	The term of office of Statutory Auditors shall be until the close of the shareholders’ meeting held with respect to the last business year that ends within four (4) years of their election to office.
(2)

The term of office of a Statutory Auditor elected to fill a vacancy created by a Statutory Auditor retiring before expiration of its office shall serve only for the unexpired term of such Statutory Auditor who vacated the office.

(Full-Time Statutory Auditors)

Article 30.	The Board of Statutory Auditors shall appoint full-time auditors by means of a resolution.

(Convocation Notice of Meetings of the Board of Statutory Auditors)

Article 31.

A convocation notice for meetings of the Board of Statutory Auditors shall be sent to each Statutory Auditor three (3) days prior to the date of the meeting; provided, however, that in case of an emergency, this period may be shortened.

(2)	If all Statutory Auditors consent, a meeting of the Board of Statutory Auditors may be convened without prior notification.

(Method of Resolution of the Board of Statutory Auditors)

Article 32.	Unless otherwise provided by laws and regulations, resolutions of the Board of Statutory Auditors are adopted by a majority vote.

(Remuneration, etc.)

Article 33.	Statutory Auditors’ compensation, etc. shall be determined by a resolution of the shareholders’ meeting.

(Exemption of Statutory Auditors From Liability)

Article 34.

Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt Statutory Auditors (including former Statutory Auditors) from liability for damages caused by failure in executing their duties.

(2)

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with External Corporate Auditors to limit their liability caused by failure in executing their duties; provided, however, that the minimum level of liability for damages for which the above contract applies shall be as stipulated by laws and regulations.

Chapter 6.  Accounting Matters

(Business Year)

Article 35.	The business year of the Company shall be from April 1 to March 31 of the next year.

(Dividend of Surplus)

Article 36.	Dividends of surplus shall be paid to the shareholders or registered pledgees registered or recorded in the shareholder registry as of March 31 each year.

(Interim Dividend)

Article 37.

The Company may, by a resolution of the Board of Directors, pay an interim dividend to the shareholders or registered pledgees registered or recorded in the shareholder registry as of September 30 each year.

(Statute of Limitations for Dividend of Surplus)

Article 38.	The Company shall be relieved of its obligation to pay dividends paid in cash (hereinafter referred to as “dividends”) not received within three (3) years after the initial date of payment.
(2)	Dividends shall not bear interest.

Agenda item 3 Appointment	of 7 Directors, Members of the Board

Since all Directors, Members of the Board (9 people) will come to the end of their terms of appointment at the conclusion of the present annual shareholders’ meeting, we would like to appoint 7 new Directors, Members of the Board.

Candidate Directors, Members of the Board are shown below.

Candidate number	Name and date of birth	Brief background, positions, responsibilities and important concurrent positions		Number of the Company’s shares held
1	Shigenori Yamauchi Born on Feb 24, 1949	July 1971	Joined the Company	173,000
		June 2002	Director, Member of the Board
		June 2004	Managing Director, Member of the Board
		April 2005	Director, Member of the Board and Managing Executive Officer
		April 2007	Director, Member of the Board and Senior Managing Executive Officer
		June 2009	President to date

2	Junichiro Ueno Born on Sept 25, 1948	April 1972	Joined the Company	147,000
		June 2003	Director, Member of the Board
		April 2005	Resigned from Director, Member of the Board Executive Officer
Deputy General Manager, Nagoya Works, Production Division and General Manager, Sheet & Plate Rolling Department
		June 2006	Director, Member of the Board and Managing Executive Officer
Deputy General Manager, Nagoya Works, Production Division
		June 2008	Director, Member of the Board and Senior Managing Executive Officer
General Manager, Nagoya Works, Production Division
		May 2009	Director, Member of the Board and Senior Managing Executive Officer
General Manager, Production Division and General Manager, Nagoya Works
		April 2013	Director, Member of the Board and Senior Managing Executive Officer
General Manager, Production Division to date

3	Shujiro Ito Born on Dec 08, 1950	April 1973	Joined the Company	129,000
		June 2004	Director, Member of the Board
Deputy General Manager, Marketing & Sales Division
		April 2005	Resigned from Director, Member of the Board Executive Officer
Deputy General Manager, Marketing & Sales Division
		April 2007	Managing Executive Officer
General Manager, Aluminum Marketing & Sales Division
		June 2007	Director, Member of the Board and Managing Executive Officer
General Manager, Aluminum Marketing & Sales Division
		June 2008	Director, Member of the Board and Managing Executive Officer
General Manager, Marketing & Sales Division
		June 2009	Director, Member of the Board and Senior Managing Executive Officer
General Manager, Marketing & Sales Division to date

Candidate number	Name and date of birth	Brief background, positions, responsibilities and important concurrent positions		Number of the Company’s shares held
		April 1973	Joined the Company
		June 2004	Director, Member of the Board
Deputy General Manager, Marketing & Sales Division
		April 2005	Resigned from Director, Member of the Board
Executive Officer
Deputy General Manager, Marketing & Sales Division
		April 2007	Managing Executive Officer
General Manager, Copper Marketing & Sales Division
		June 2007	Director, Member of the Board and Managing
	Shigekazu Shiraishi		Executive Officer
4			General Manager, Copper Marketing Sales	149,000
	Born on Mar 17, 1951		Division
		June 2008	Director, Member of the Board and Managing
Executive Officer
General Manager, Corporate Administration
Division
		June 2009	Director, Member of the Board and Senior
Managing Executive Officer
General Manager, Corporate Administration
Division to date
Important concurrent offices President of SLM AUSTRALIA PTY.LTD. Co-President of Tri-Arrows Aluminum Holding Inc.

		April 1975	Joined the Company
		April 2005	Executive Officer
General Manager, Research & Development
Center and General Manager, No.3
		April 2007	Department
Managing Executive Officer
General Manager, Research & Development
		June 2007	Center
	Makoto Ando		Director, Member of the Board and Managing
5			Executive Officer	141,000
	Born on Dec 29, 1950		General Manager, Research & Development
		April 2010	Center
Director, Member of the Board and Senior
Managing Executive Officer
General Manager, Research & Development
		April 2013	Center
Director, Member of the Board and Senior
Managing Executive Officer to date

		April 1974	Joined the Company
		June 1999	General Manager, Sales Administration
Department
		April 2005	Executive Officer
Deputy General Manager, Sales and Marketing
Division and General Manager, Extruded
Products Sales Department
		April 2007	Executive Officer
	Shigenaga Mimura		Deputy General Manager, Aluminum Marketing
6			and Sales Division	131,000
	Born on Jan 23, 1951	June 2008	Director, Member of the Board and Managing
Executive Officer
Deputy General Manager, Corporate
Administration Division and Manager, Internal
Control System Preparatory Section
		Oct 2008	Director, Member of the Board and Managing
Executive Officer
Deputy General Manager, Corporate
Administration Division to date

Candidate number	Name and date of birth	Brief background, positions, responsibilities and important concurrent positions		Number of the Company’s shares held
		April 1975	Joined the Company
		Oct 2003	General Manager, No.1 Sheet & Plate Sales Department, Marketing & Sales Division
		April 2005	General Manager, Aluminum Sales Department, Nagoya, Nagoya Branch, Marketing & Sales Division
		April 2006	Manager, Nagoya Branch, Marketing & Sales Division, and General Manager, Aluminum Sales Department, Nagoya, Nagoya Branch, Marketing & Sales Division
7	Keizo Shoji	April 2007	Executive Officer Deputy General Manager, Aluminum Marketing and Sales Division, Manager, Nagoya Branch, and General Manager, Aluminum Sales Department, Nagoya	111,000
	Born on Jul 19, 1952	June 2008	Executive Officer Deputy General Manager, Aluminum Marketing & Sales Division, and Manager, Nagoya Branch
		Oct 2009	Executive Officer Deputy General Manager, Aluminum Marketing & Sales Division
		April 2010	Executive Officer
		June 2010	Director, Member of the Board and Executive Officer
		April 2011	Director, Member of the Board and Managing Executive Officer to date

Important concurrent offices
President of Sumikei Techno Co., Ltd.

Notes:	1.

Shigekazu Shiraishi, a candidate Director, Member of the Board, is also co-President at Tri-Arrows Aluminum Holding Inc. Tri-Arrows Aluminum Inc, a 100% owned subsidiary of Tri-Arrows Aluminum Holding Inc., and the Company engage in the same category of business (aluminum sheet and plate business for drink cans).

	2.	There are no specific conflicts of interest between the Company and any candidate, except for that given in Note 1, above.

Agenda item 4	Appointment of 4 Audit & Supervisory Board Members

Since Junji Hatahara, Eiichi Mori, Akari Asano, and Takafumi Sone, who are the current Audit & Supervisory Board Members, will come to the end of their terms of appointment at the conclusion of the present annual general stockholders meeting, we would like to nominate four Audit & Supervisory Board Members. Additionally, consents has been obtained from the Audit & Supervisory Board for this Agenda.

The candidate Audit & Supervisory Board Members are as follows.

Candidate number	Name and date of birth	Brief background, positions, responsibilities and important concurrent positions		Number of the Company’s shares held
1	Junji Hatahara Born on Nov 06, 1949	April 1973	Joined the Company	83,000
		April 1998	General Manager, Treasury Department
		April 2000	General Manager, Treasury Department
		June 2001	General Manager, Affiliated Companies Department and General Manager, Internal Auditing Department
		July 2002	General Manager, Treasury Department
		April 2005	Executive Officer General Manager, Treasury Department
		Jan 2007	Executive Officer Manager, Internal Control System Preparatory Section and General Manager, Treasury Department
		April 2007	Executive Officer Manager, Internal Control System Preparatory Section
		June 2008	Audit & Supervisory Board Member
		June 2011	Audit & Supervisory Board Member (full time) to date

2	Kazufumi Abe Born on Apr 03, 1951	April 1974	Joined the Company	105,000
		April 1999	General Manager, Purchasing Department
		June 2000	General Manager, Purchasing Department
		April 2006	Executive Officer General Manager, Purchasing Department
		May 2009	Executive Officer General Manager, Purchasing Department, Corporate Administration Division
		June 2009	Executive Officer
		April 2010	Managing Executive Officer Deputy General Manager, Corporate Administration Division to date

3	Akari Asano Born on Oct 07, 1946	April 1970	Joined Mitsubishi Rayon Co., Ltd. (“Mitsubishi Rayon”)	0
		June 1995	Assistant General Manager, Personnel Department, Personnel Division, Mitsubishi Rayon
		June 1999	Deputy General Manager, Toyohashi Office and General Manager, Administration Department, Mitsubishi Rayon
		June 2001	Deputy General Manager, Ootake Office and General Manager, Administration Department, Mitsubishi Rayon
		June 2003	General Manager, General Affairs Department, Mitsubishi Rayon
		June 2004	Senior Director, Mitsubishi Rayon
		June 2008	Resigned from Mitsubishi Rayon
		June 2009	Audit & Supervisory Board Member of the Company to date

4	Takafumi Sone Born on Jan 03, 1949	April 1971	Joined Sumitomo Corporation	0
		Aug 1997	General Manager, Power Project No. 1 Department, Sumitomo Corporation
		April 2001	President, PT. Sumitomo Indonesia
		April 2004	General Manager, Communications and Industry Project Division, Sumitomo Corporation
		April 2007	Executive Officer, Sumitomo Corporation
		April 2009	Management Executive Officer, Sumitomo Corporation CIS General Manager, and Assistant General Manager for Europe
		April 2011	Advisor, Sumitomo Corporation to date
		June 2012	Audit & Supervisory Board Member of the Company to date

Notes:	1. There are no specific conflicts of interest between the Company and any candidate.
2. Points to note in relation to outside Audit & Supervisory Board Member candidates are as follows:

(1)    Both Akari Asano and Takafumi Sone are candidates to be Outside Company Auditors stipulated in item 8, paragraph 3, article 2 of the Order for Enforcement of the Companies Act. Additionally, the Company has registered Akari Asano as an independent executive at the Tokyo Stock Exchange and the Osaka Stock Exchange, based on their rules.

(2) Reasons for selecting the Outside Company Audit & Supervisory Board Member candidates

a.     Akari Asano has a wide range of experience in departments dealing with staff management such as Personnel, Management Planning, Business Planning, and General Affairs/Legal Affairs at Mitsubishi Rayon Co., Ltd., and he has also worked on improving the compliance of the entire company group of Mitsubishi Rayon Co., Ltd. He has been providing advice on the Company’s audit system, based on his expense and knowledge, and from the point of view of sound management and the maintenance and improvement of the Company’s reputation in community. We would like to appoint Akari Asano as an Outside Company Audit & Supervisory Board Member who will continue to perform the same role, in order to strengthen and improve the audit system.

b.     Takafumi Sone has experience of being involved as an executive officer in company management at Sumitomo Corporation. He has been providing advice on the audit system of the Company, based on his wide range of experience and deep knowledge, particularly as a manager who has worked overseas, and from the viewpoint of sound management and strengthening the governance system of the entire Company group, including that of overseas subsidiaries. We would like to appoint Takafumi Sone as an Outside Company Audit & Supervisory Board Member who will continue to perform the same role, in order to strengthen and improve the audit system.

(3)    As shown in the brief background given above, for the past five years, Takafumi Sone has been an executive officer at Sumitomo Corporation, a major shareholder and client of the Company. Also, he has received remuneration for his role as an adviser to Sumitomo Corporation for the last two years, and it is planned that he will continue to receive remuneration as an advisor.

(4) The number of years since the Outside Company Audit & Supervisory Board Member candidates were appointed as Audit & Supervisory Board Members of the Company
a. Akari Asano will have been working as an Audit & Supervisory Board Member for four years as of the conclusion of this Annual Shareholders’ Meeting.
b. Takafumi Sone will have been working as an Audit & Supervisory Board Member for one year as of the conclusion of this Annual Shareholders’ Meeting.

 3.    Akari Asano will be appointed and will accept the position of Audit & Supervisory Board Member (Outside Company Audit & Supervisory Board Member) of Furukawa-Sky Alminum Corp. at the Annual Shareholders’ Meeting of Furukawa-Sky Alminum Corp., which will be held on June 20, 2013.

Reference materials

Based on the Attachment 1 of the Agenda item 2 in the Reference Documents for Shareholders’ Meeting “Merger Agreement (copy)”, the following agenda concerning the amendment of the Articles of Incorporation, the appointment of Directors, and the appointment of Statutory Auditors, are scheduled to be proposed at the 10th Annual Shareholders’ Meeting of Furukawa-Sky Aluminum Corp., to be held on June 20, 2013.

The following Agenda overview is given for the Company’s shareholders as a reference in considering Agenda item 2.

The Agenda item 2, which is included below, means an agenda related to the approval of the Merger Agreement.

[Reference materials 1	The agenda for changes in the Articles of Incorporation of Furukawa-Sky Aluminum Corp.]

Agenda Item 4:	Partial amendment to the Articles of Incorporation
1.	Reason for the proposal

The Company requests you to approve the partial amendment to the Articles of Incorporation, set out below, due to the Merger scheduled on October 1, 2013.

The amendment to the Articles of Incorporation will become effective on the effective date of the Merger (scheduled for October 1, 2013) on the condition that Agenda Item 2 is passed as proposed and the Merger takes effect.

(1)	Change in trade name

The trade name will be changed to Kabushiki Kaisha UACJ (in English, UACJ Corporation) upon the Merger (Article 1 of the proposed amendment).

(2)	Change in business purpose

The relevant provisions will be changed so that Kabushiki Kaisha UACJ may engage in the business that is currently engaged in by SLM upon the Merger (Article 2 of the proposed amendment).

(3)	Change in the total number of shares authorized for issuance

The total number of shares authorized for issuance will be increased from 400 million to 1.7 billion so that the Company may flexibly implement its capital policies after the Merger (Article 6 of the proposed amendment).

(4)	Change in the managing directors and the convocator and chairman of the shareholders’ meeting and the meetings of board of directors

Because the joint CEO system and executive officer system will be adopted upon the Merger, the provisions of the managing directors have been reviewed, and the relevant provisions such as the provisions for the convocator and chairman of the shareholders’ meeting and the meetings of board of directors will be amended (Articles 14, 21 and 22 of the proposed amendment).

(5)	Change in the provisions for the requirements for resolutions of the Board of Directors

In order to secure decisions carefully made by the Board of Directors, the requirements for resolutions of the Board of Directors will be weighted from a majority vote of attending Directors to a not less than two-thirds vote of attending Directors (Article 24 of the proposed amendment).

(6)	Change in the provisions for Statutory Auditors

A change will be made in the number of Statutory Auditors and other matters upon the Merger (Articles 27 and 30 of the proposed amendment).

(7)	Change in the provisions for dividends

The content of the provisions for dividends has been reviewed due to the implementation of paperless share certificates (Articles 36 and 37 of the proposed amendment).

2.	The details of the amendments are as follows:

(Amended portions are underlined)

Present Article	Proposed Amendment
(Trade Name)	(Trade Name)
Article 1. This Company shall be called Furukawa Sukai Kabushiki Kaisha and expressed in the English language as Furukawa-Sky Aluminum Corp.	Article 1. This Company shall be called Kabushiki Kaisha UACJ and expressed in the English language as UACJ Corporation.

(Purpose)	(Purpose)
Article 2. The purposes of the Company are to engage in the following businesses:	Article 2. The purposes of the Company are to engage in the following businesses:
1. Manufacturing, processing and sales of aluminum and aluminum alloys	1. Manufacturing, processing and sales of non-ferrous metals such as aluminum, copper, zinc, titanium, and nickel and non-ferrous metal alloys
2. Management, control and consultation of manufacturing, processing and sales companies related to the above items	2. Management, control and consultation of manufacturing, processing and sales companies related to the above items
(New provisions)	3. Manufacturing and sales of various kinds of products, accessories, and by-products related to Item 1
3. Manufacturing and sales of raw materials, supplementary materials and equipment related to Item 1	4. Manufacturing and sales of raw materials, supplementary materials and equipment related to Item 1
4. Design, execution and contract for work of civil engineering and construction work related to Item 1	5. Design and supervision, execution and contract for work of civil engineering and construction work related to Item 1
5. Transport, logistic management and consulting related to the above items	6. Transport, logistic management and consulting related to the above items
(New provisions)	7. Purchase, sale, lease, brokerage, and management of real estate
6. Other businesses incidental or relating to any of the foregoing	8. Other businesses incidental or relating to any of the foregoing

Present Article	Proposed Amendment
(Total Number of Shares Authorized for Issuance)	(Total Number of Shares Authorized for Issuance)
Article 6. The total number of shares authorized to be issued by the Company shall be four hundred million (400,000,000) and shall be constituted entirely of common stock.	Article 6. The total number of shares authorized to be issued by the Company shall be 1.7 billion (1,700,000,000) and shall be constituted entirely of common stock.

(Convocator and Chairman)	(Convocator and Chairman)
Article 14. Unless otherwise provided by laws and regulations, the President and Chief Executive Officer convenes and chairs the shareholders’ meeting.	Article 14. Unless otherwise provided by laws and regulations, the Chairman and Chief Executive Officer or the President and Chief Executive Officer convenes and chairs the shareholders’ meeting.

(2) In the event the President and Chief Executive Officer is unable to fulfill this duty, a Director selected in accordance with the order of priority previously determined by the Board of Directors will convene and chair the shareholders meeting.

(2) In the event the Chairman and Chief Executive Officer and the President and Chief Executive Officer is unable to fulfill this duty, a Director selected in accordance with the order of priority previously determined by the Board of Directors will convene and chair the shareholders meeting.

(Representative Directors and Managing Directors)	(Representative Directors and Managing Directors)
Article 21. Representative directors are appointed by resolution of the Board of Directors.	Article 21. Representative directors are appointed by resolution of the Board of Directors.
(2) The Board of Directors shall appoint by resolution one President, a small number of vice presidents, senior managing directors and managing directors.	(2) The Board of Directors shall appoint by resolution one Chairman and Chief Executive Officer and one President and Chief Executive Officer.

(Convocator and Chairman of Meetings of Board of Directors)	(Convocator and Chairman of Meetings of Board of Directors)
Article 22. Unless otherwise provided by laws and regulations, the President and Chief Executive Officer convenes and chairs the meetings of the Board of Directors.

Article 22. Unless otherwise provided by laws and regulations, the Chairman and Chief Executive Officer or the President and Chief Executive Officer convenes and chairs the meetings of the Board of Directors.

(2) In the event the President and Chief Executive Officer is unable to fulfill this duty, a Director selected in accordance with the order of priority previously determined by the Board of Directors will convene and chair the meetings of the Board of Directors.

(2) In the event the Chairman and Chief Executive Officer and the President and Chief Executive Officer is unable to fulfill this duty, a Director selected in accordance with the order of priority previously determined by the Board of Directors will convene and chair the meetings of the Board of Directors.

Present Article	Proposed Amendment
(Resolution Method of Board of Directors and Omission of Resolutions)	(Resolution Method of Board of Directors and Omission of Resolutions)
Article 24. Resolutions of the Board of Directors are adopted by a majority vote of attending Directors, who represent the majority of Directors entitled to vote.	Article 24. Resolutions of the Board of Directors are adopted by not less than two-thirds vote of attending Directors, who represent the majority of Directors entitled to vote.

(Number of Statutory Auditors)	(Number of Statutory Auditors)
Article 27. The number of Statutory Auditors of the Company shall not exceed four (4).	Article 27. The number of Statutory Auditors of the Company shall not exceed six (6).

(Full-Time Statutory Auditors)	(Full-Time Statutory Auditors)
Article 30. The Board of Statutory Auditors shall appoint full-time auditors by means of a resolution.	Article 30. The Board of Statutory Auditors shall appoint full-time auditors by means of a resolution.

(Dividend of Surplus)	(Dividend of Surplus)
Article 36. Dividends of surplus shall be paid to the shareholders or registered pledges registered or recorded in the shareholders register as of March 31 each year.	Article 36. Dividends of surplus shall be paid to the shareholders or registered pledges recorded in the shareholders register as of March 31 each year.

(Interim Dividend)	(Interim Dividend)

Article 37. The Company may, by a resolution of the Board of Directors, pay an interim dividend to the shareholders or registered pledges registered or recorded in the shareholders register as of September 30 each year.

Article 37. The Company may, by a resolution of the Board of Directors, pay an interim dividend to the shareholders or registered pledges recorded in the shareholders register as of September 30 each year.

[Reference materials 2	The agenda for the appointment of Directors of Furukawa-Sky Aluminum Corp.]

If the following Furukawa-Sky Aluminum Corp. Agenda item 5 and Agenda item 6 are approved as proposed, the number of directors of UACJ Corporation (TBC) as of the effective date of the Merger will be 11.

Agenda Item 5:	Election of 5 Directors

The term of office of all Directors (12 persons) will expire at the conclusion of this Shareholders’ Meeting. The Company therefore proposes that five Directors be elected.

Areas of responsibility in the Company for candidates who are currently Directors of the Company are described in the enclosed “10th Annual Report” (at page 15).

The candidates for Directors are as follows:

Candidate No.	Name (Date of birth)	Career summary, position, and significant concurrent positions		Number of shares of the Company held
1	Mitsuru Okada (November 21, 1956)	April 1982	Joined Furukawa Electric Co., Ltd.	35,000
		April 2008	General Manager, Fukui Plant, Rolled Products Div. of the Company
		June 2008	Director of the Company
		June 2010	Managing Director of the Company
		June 2012	President and Chief Executive Officer of the Company (to present)

2	Akihiko Kusumoto (August 26, 1952)	April 1975	Joined SKY Aluminum Co., Ltd.	67,000
		October 2003	General Manager, General Affairs Department of the Company
		June 2007	Director of the Company
		June 2009	Managing Director of the Company
		June 2012	Senior Managing Director of the Company (to present)

Candidate No.	Name (Date of birth)	Career summary, position, and significant concurrent positions		Number of shares of the Company held
3	Takayoshi Nakano (May 11, 1955)	April 1978	Joined NIPPON STEEL CORPORATION	22,000
		April 2004	Manager, European Office of NIPPON STEEL CORPORATION
		June 2009	Advisor of the Company
		June 2010	Director of the Company
		June 2012	Managing Director of the Company (to present)

4	Kiyoshi Tanaka (May 5, 1958)	April 1981	Joined Furukawa Electric Co., Ltd.	19,000
		April 2006	General Manager, 1st Sales Department, Sales Division of the Company
		June 2010	Director of the Company (to present)

5	Hironori Tsuchiya (October 5, 1956)	April 1980	Joined Furukawa Electric Co., Ltd.	16,000
		October 2005	General Manager, Production Department, Fukaya Plant, Rolled Products Div. of the Company
		April 2008	General Manager, Nikko Plant, Rolled Products Div. of the Company
		June 2010	General Manager, Fukui Plant, Rolled Products Div. of the Company
		June 2011	Director of the Company (to present)
(Significant concurrent position) President and Chief Executive Officer, FURUKAWA-SKY ALUMINUM (THAILAND) CO., LTD.

(Note)

1.

The “Company” refers to “Furukawa-Sky Aluminum Corp.,” which was established on October 1, 2003 through the business integration between the Light Metals Business Division of Furukawa Electric Co., Ltd. and SKY Aluminum Co., Ltd.

2.	There is no special interest between any of the candidates and the Company.

Agenda Item 6:    Election of 6 Directors in association with the merger

The Company proposes that six Directors be elected to newly assume their office in association with the Merger scheduled for October 1, 2013. The candidates for Directors are as follows.

The election of each candidate will become effective on the effective date (scheduled for October 1, 2013) of the Merger on the condition that agenda item 2 is approved without amendment and the Merger takes effect.

Candidate No.	Name (Date of birth)	Career summary, position, and important concurrent positions		Number of shares of the Company and SLM held
1	Shigenori Yamauchi (February 24, 1949)	July 1971	Joined Sumitomo Light Metal Industries, Ltd. (SLM)	Shares of the Company 0
		June 2002	Director of SLM
		June 2004	Managing Director of SLM
		April 2005	Director and Managing Executive Officer of SLM
		April 2007	Director and Senior Managing Executive Officer of SLM	Shares of SLM 173,000
		June 2009	President of SLM (to present)

2	Shujiro Ito (December 8, 1950)	April 1973	Joined SLM	Shares of the Company 0
		June 2004	Director of SLM
		April 2005	Executive Officer of SLM
		April 2007	Managing Executive Officer of SLM	Shares of SLM 129,000
		June 2007	Director and Managing Executive Officer of SLM
		June 2009	Director and Senior Managing Executive Officer of SLM (to present)

3	Shigekazu Shiraishi (March 17, 1951)	April 1973	Joined SLM	Shares of the Company 0
		June 2004	Director of SLM
		April 2005	Executive Officer of SLM
		April 2007	Managing Executive Officer of SLM	Shares of SLM 149,000
		June 2007	Director and Managing Executive Officer of SLM
		June 2009	Director and Senior Managing Executive Officer of SLM (to present)

Candidate No.	Name (Date of birth)	Career summary, position, and important concurrent positions		Number of shares of the Company and SLM held
4	Shigenaga Mimura (January 23, 1951)	April 1974	Joined SLM	Shares of the Company 0 Shares of SLM 131,000
		April 2005	Executive Officer of SLM
		June 2008	Director and Managing Executive Officer of SLM (to present)

5	Keizo Shoji (July 19, 1952)	April 1975	Joined SLM	Shares of the Company 0 Shares of SLM 111,000
		April 2007	Executive Officer of SLM
		June 2010	Director and Executive Officer of SLM
		April 2011	Director and Managing Executive Officer of SLM (to present)

6	Toshio Suzuki (May 19, 1947)	April 1988	Associate Professor of the University of Tokyo	Shares of the Company 0 Shares of SLM 0
		June 1994	Professor of the University of Tokyo
		April 1995	Professor of the Graduate School of the University of Tokyo
		March 2012	Retired from the University of Tokyo
		June 2012	Professor Emeritus of the University of Tokyo (to present)

(Note)

1.	There is no special interest between any of the candidates and the Company.
2.	Matters regarding candidates for outside Director
(i)	Toshio Suzuki is a candidate for outside Director. The Company is scheduled to submit a notification to the Tokyo Stock Exchange that Toshio Suzuki is to be an independent auditor.
(ii)

Although he has never been directly involved in the management of a company, the Company believes that he will perform his duty in an appropriate manner from an objective point of view based on the fact he has considerable relevant knowledge and experience as a professor emeritus of a university. The Company therefore proposes that he be elected as an outside Director.

(iii)

If the election of Toshio Suzuki is approved, the Company, in accordance with the provisions of its Articles of Incorporation, intends to execute with him a limited liability agreement that sets the sum of the amounts provided for in item 1 of Article 425(1) of the Companies Act as the maximum amount of his liability for damages.

[Reference materials 3	The Agenda for appointment of Statutory Auditors s of Furukawa-Sky Aluminum Corp.]

If the following Furukawa-Sky Aluminum Corp. Agenda item 7 and Agenda item 8 are approved as proposed, the number of Statutory Auditors of UACJ Corporation (TBC) as of the effective date of the Merger will be 6, including Nobuhiro Ishihara, who is currently working as a full-time Statutory Auditor of the Company.

Agenda Item 7:	Election of 3 Statutory Auditors

Three of the current Statutory Auditors, Hideo Sakura, Motohiro Kanno, and Takahiro Mori, will resign at the conclusion of this Shareholders’ Meeting. The Company therefore proposes that three Statutory Auditors be elected to fill the vacancies.

The Company has obtained the consent of the Board of Statutory Auditors for this item.

The candidates for Statutory Auditors are as follows:

Candidate No.	Name (Date of birth)	Career summary, position, and important concurrent positions		Number of shares of the Company held
1	Akari Asano (October 7, 1946)	April 1970	Joined MITSUBISHI RAYON CO., LTD.	0
		June 2003	General Manager, General Affairs Department of MITSUBISHI RAYON CO., LTD.
		June 2004	Senior Director of MITSUBISHI RAYON CO., LTD.
		June 2008	Resigned from MITSUBISHI RAYON CO., LTD.
		June 2009	Outside Statutory Auditor of Sumitomo Light Metal Industries, Ltd. (to present)
(Significant concurrent position) Outside Statutory Auditor of Sumitomo Light Metal Industries, Ltd.

Candidate No.	Name (Date of birth)	Career summary, position, and important concurrent positions		Number of shares of the Company held
2	Tetsuya Sato (December 4, 1952)	April 1975	Joined the Ministry of International Trade and Industry (currently the Ministry of Economy, Trade and Industry)	0
		July 2002	Deputy Director-General for Technical Regulations, Standards and Conformity Assessment Policy
		June 2004	Retired from the Ministry of Economy, Trade and Industry
		July 2004	Senior Director of The Shoko Chukin Bank (currently The Shoko Chukin Bank, Ltd.)
		July 2006	Resigned from Senior Director of The Shoko Chukin Bank, Ltd.
		August 2006	Corporate Vice President of Furukawa Electric Co., Ltd.
		June 2007	Director, Member of the Board and Corporate Vice President of Furukawa Electric Co., Ltd.
		June 2009	Director, Member of the Board and Corporate Senior Vice President of Furukawa Electric Co., Ltd. (to present)
(Significant concurrent position) Director, Member of the Board and Corporate Senior Vice President of Furukawa Electric Co., Ltd.

Candidate No.	Name (Date of birth)	Career summary, position, and important concurrent positions		Number of shares of the Company held
3	Kozo Omae (March 29, 1961)	April 1983	Joined NIPPON STEEL CORPORATION	0
		April 2009	General Manager, European Office of NIPPON STEEL CORPORATION
		April 2013	General Manager, Corporate Planning Division of NIPPON STEEL & SUMITOMO METAL CORPORATION (to present)
(Significant concurrent position) General Manager, Corporate Planning Division of NIPPON STEEL & SUMITOMO METAL CORPORATION

(Note)

1.	There is no special interest between any of the candidates and the Company.
2.	Matters regarding candidates for outside Statutory Auditors
(1)	Akari Asano, Tetsuya Sato, and Kozo Omae are candidates for outside Statutory Auditors. The Company is scheduled to notify the Tokyo Stock Exchange that Akari Asano is to be an independent auditor.
(2)	Reasons for electing them as candidates for outside Statutory Auditors
(i)

Akari Asano has been involved in the management of the company indicated above and its group companies as General Manager of that company’s General Affairs Department, and the Company believes that he will perform his duty in an appropriate manner by using the knowledge and experience, etc., he has gained through his career. The Company therefore proposes that he be elected as an outside Statutory Auditor.

(ii)

Tetsuya Sato has considerable experience and broad knowledge through, for example, being Director, Member of the Board and Corporate Senior Vice President of Furukawa Electric Co., Ltd., and the Company believes that he will perform his duty in an appropriate manner. The Company therefore proposes that he be elected as an outside Statutory Auditor.

(iii)

Kozo Omae has been involved in the management of NIPPON STEEL & SUMITOMO METAL CORPORATION and its group companies as General Manager of that company’s Corporate Planning Division, and the Company believes that he will perform his duty in an appropriate manner by using the knowledge and experience, etc., he has gained through his career. The Company therefore proposes that he be elected as an outside Statutory Auditor.

(3)

Mr. Tetsuya Sato is an executive director of Furukawa Electric Co., Ltd. (“Furukawa Electric” in this paragraph). Listed below are the facts relevant to violations of laws and Furukawa Electric’s articles of incorporation by Furukawa Electric over the past 5 years.

(i)

Following an investigation that took place in another industry, a full check was conducted into the state of the implementation of performance testing required by Japanese Industrial Standards (“JIS”) within Furukawa Electric’s group companies and, as a result, in August 2008, it was found that Furukawa Electric had calculated the performance value relating to quality using a testing method different from that required by JIS and so had its JIS mark certification cancelled with respect to a portion of its plate and tube products made from copper and copper alloy at Osaka Works (it later reacquired the certification in April 2009).

(ii)

Furukawa Electric was found by the Japan Fair Trade Commission (“JFTC”) to have violated Japan’s Anti-Monopoly Act with respect to cross-linked high-foaming polyethylene sheets and received a cease and desist order and surcharge payment order from JFTC in March 2009.

(iii)

Furukawa Electric was found by JFTC to have violated Japan’s Anti-Monopoly Act with respect to optical fiber cables and their relevant products and received a cease and desist order and surcharge payment order from JFTC in May 2010.

(iv)

Furukawa Electric entered into a plea agreement with the United States Department of Justice in September 2011 with respect to cartel activity involving Furukawa Electric and its competitors concerning their automotive wire harness product businesses and was ordered to pay a fine of USD 200 million as a result of subsequent court proceedings. In Japan in January 2012, the JFTC also issued an order regarding those automotive wire harness product businesses, and although Furukawa Electric was not a direct addressee of the order, it was named by the JFTC in the order as being a violator. In addition, in Canada in 2013, Furukawa Electric was ordered to pay a fine of CAD 5 million with respect to transactions in those products.

Mr. Tetsuya Sato was not aware of these facts until after they came to light, but when they did come to light, based on his understanding that compliance should be the foundation of all business activities, he committed himself to preventing the recurrence of these facts while, especially with respect to cartel activities, striving to further implement legal compliance and corporate ethics based on a report compiled by a third-party investigation committee composed mainly of outside experts with fair and neutral perspectives in December 2009, which report included the committee’s proposal for measures for preventing recurrence, and he grappled with the issues of preventing these kinds of problems from occurring again by taking measures such as establishing or improving internal rules and procedures, fully educating employees and staff members in legal compliance through legal compliance training, and strengthening the monitoring by its internal auditing department.

(4)

If the election of the three persons is approved, the Company, in accordance with the provisions of its Articles of Incorporation, intends to execute with each of them a limited liability agreement that sets the sum of the amounts provided for in item 1 of Article 425(1) of the Companies Act as the maximum amount of their liability for damages.

Agenda Item 8:     Election of 2 Statutory Auditors in association with the merger

The Company proposes that two Statutory Auditors be elected to newly assume their office in association with the Merger scheduled for October 1, 2013. The candidates for Statutory Auditors are as follows.

The election of each candidate will become effective on the effective date (scheduled for October 1, 2013) of the Merger on the condition that agenda items 2 and 4 are approved without amendment and the Merger takes effect.

The Company has obtained the consent of the Board of Statutory Auditors for this item.

Candidate No.	Name (Date of birth)	Career summary, position and important concurrent positions		Number of shares of the Company and SLM held
1	Kazufumi Abe (April 3, 1951)	April 1974	Joined Sumitomo Light Metal Industries, Ltd. (SLM)	Shares of the Company 0 Shares of SLM 105,000
		April 2006	Executive Officer of SLM
		April 2010	Managing Executive Officer of SLM (to present)
		April 1971	Joined Sumitomo Corporation

2	Takafumi Sone (January 3, 1949)	April 2004	Manager, Communication and Industry Department of Sumitomo Corporation	Shares of the Company 0 Shares of SLM 0
		April 2007	Executive Officer of Sumitomo Corporation
		April 2009	Managing Executive Officer of Sumitomo Corporation
		April 2011	Advisor of Sumitomo Corporation (to present)
		June 2012	Outside Statutory Auditor of SLM (to present)

(Note)

1.	There is no special interest between any of the candidates and the Company.
2.	Matters regarding candidates for outside Statutory Auditor
(i)	Takafumi Sone is a candidate for outside Statutory Auditor.
(ii)

He has considerable experience and broad knowledge from his employment at Sumitomo Corporation, and the Company believes that he will perform his duty in an appropriate manner. The Company therefore proposes that he be elected as an outside Statutory Auditor.

(iii)

If the election of Takafumi Sone is approved, the Company, in accordance with the provisions of its Articles of Incorporation, intends to execute with him a limited liability agreement that sets the sum of the amounts provided for in item 1 of Article 425(1) of the Companies Act as the maximum amount of his liability for damages.

End

The Route to the Shareholders’ Meeting Venue

(omitted)

(Appendix to Convocation Notice of the 69th Annual Shareholders’ Meeting)

69th Annual Report

From April 1, 2012 To March 31, 2013

Sumitomo Light Metal Industries, Ltd.

Business Report (From April 1, 2012 to March 31, 2013)

1.	The Company group’s current situation

(1)	Business progress and results

The economy in Japan for the first half of the current period demonstrated a slow recovery, due to rebuilding following the 2011 East Japan Earthquake and tsunami, as well as recovery demand, and the effects of economic measures, such as the green car subsidy system. However beginning in the autumn, the economy significantly slowed down due to a stagnating global economy due to continuing issues with European credit, as well as the decline in the national economy accompanying the end of economic measures. From the beginning of the year, the Japanese yen is weakening and Japanese shares are rising due to positive expectations in economic measures that resulted from the change in government, and the Japanese economy is showing signs of recovery.

Given such an environment, in the aluminum rolling industry, overall demand slightly decreased for reasons such as the stagnating demand for foil in condensers. Additionally, in the copper and copper alloy industry, demand decreased compared to the previous year in which there was a high demand for materials, such as those for air conditioners, for reasons including the response to concerns over the insufficient power supply during the summer.

Given this, regarding the business results of the Company group for the current period, net sales were 252,783 million yen because of the impact of the significant decrease in global demand since last autumn, which was less than 2.4% from the previous period, in which sales of aluminum can materials were high due to specific factors such as the earthquake and tsunami. Operating income was 9,730 million yen, which was less than 21.2% from the previous period. Ordinary income was 8,787 million yen, which was less than 13.7% from the previous period. These were due to factors such as a decrease in sales volume and an increase in energy price. Net income decreased by 81.8% compared to the previous period, in which there were additional amounts journalized after reviewing the realizability of deferred tax assets. The net income was 1,510 million yen for reasons such as journalizing loss on the valuation of investment securities accompanying the decrease in real value of investment securities of the Company’s own subsidiaries.

Regarding the Company’s business results for the current period, net sales for the non-consolidated Company were 130,818 million yen (a 20.2% decrease compared to the previous period), the operating income for the non-consolidated Company was 6,401 million yen (a 22.9% decrease compared to the previous period), and the ordinary income for the non-consolidated Company was 4,367 million yen (a 35.8% decrease compared to the previous period). These were due to factors such as the impact of creating a branch company for the Company’s copper and copper alloy products business in October 2011, in addition to a decrease in sales volume. Both revenues and income decreased compared to the previous period. The net income for the non-consolidated Company was 2,147 million yen, an 87.6% decrease compared to the previous period, in which there was extraordinary income journalized due to gains on sales of investment securities and extraordinary dividends received from subsidiaries, and in which the additional deferred tax assets were journalized.

In order to reward the continuing support of shareholders, the Company distributed an end-of-period dividend of 1.50 yen per share in the previous period and distributed an interim dividend of 1.50 yen per share in the current period. We are considering a proposal for distributing an end-of-period dividend for the current period of 2.00 yen per share. As a result, the annual dividend for the current period will be 3.50 yen per share. We appreciate your understanding.

Dividends per share

	Previous period (68th period)	Current period (69th period)
Interim dividend	—	1.50 yen
End-of-period dividend	1.50 yen	(2.00 yen	)
Total annual dividend	1.50 yen	(3.50 yen	)

Note: The amounts in parenthesis are proposed.

Rolled Aluminum Product Department

While there was an increase in the sales of products for IT machines, there was a decrease in the sales of foils, mainly for condensers. Also, in the first half of the previous period, sales of products for beverage cans, which are the main product of the Department, were high due to reasons such as catching up with insufficient supply after the earthquake and tsunami and the response to the clients’ production being ahead of schedule with the anticipation of power restrictions during the summer period. For these and other reasons, regarding the Rolled Aluminum Product Department, net sales for the current period decreased by 2.9% compared to the previous period to 163,680 million yen, and operating income for the current period decreased by 22.0% compared to the previous period to 10,311 million yen.

Copper and Copper Alloy Product Department

The sale of copper pipes for air conditioners, which are the main product of the Department, increased compared to the previous period for reasons such as the response to requests for a supply from clients affected by the withdrawal of Hitachi Cable Ltd. from the Japanese domestic copper pipe business. As a result, regarding the Copper and Copper Alloy Product Department, net sales for the current period increased by 1.3% compared to the previous period to 51,110 million yen. Additionally, due to reasons such as the effect of the business reorganization carried out in October 2011, operating income for the current period increased by 23.3% compared to the previous period to 1,719 million yen.

Processed Products/Related Business Department

While construction-related demand remained favorable, industrial machine related-demand decreased compared to the previous period. For these and other reasons, regarding the Processed Products/Related Business Department, net sales for the current period decreased by 4.7% compared to the previous period to 37,991 million yen. However, operating income for the current period increased by 3.3% compared to the previous period to 926 million yen for reasons such as the favorable effects of the restructuring of the Processed Product Business, in addition to the increase in construction-related sales.

Information on the Company group segments

Segment name		Previous period	Current period	Relative to previous period (decrease/increase)
		Million yen	Million yen	%

Rolled Aluminum Product Department	Net sales	168,634	163,680	Δ2.9
	Operating income	13,223	10,311	Δ22.0

Copper and Copper Alloy Product Department	Net sales	50,444	51,110	1.3
	Operating income	1,395	1,719	23.3

Processed Products/Related Business Department	Net sales	39,847	37,991	Δ4.7
	Operating income	896	926	3.3

Adjustments	Net sales	—	—	—
	Operating income	Δ3,165	Δ3,227	—

Total	Net sales	258,926	252,783	Δ2.4
	Operating income	12,349	9,730	Δ21.2
Notes 1.	Adjustments show costs and expenses such as the non-consolidated Company’s general administration expenses which do not belong to any one department.
2.

The Company group moved some business from the Processed Products/Related Business Department to the Rolled Aluminum Product Department and the Copper and Copper Alloy Product Department from Fiscal 2012 due to changes in the Company’s internal management classification accompanying the business reorganization. Values are shown for Fiscal 2011 after their interpretation of the new categories.

(2)	Capital investment and fund procurement

With the aim of “building a global supply system for our users operating overseas” and of “maintaining and strengthening the advantage in technological development,” important topics in “SUMIKEI VISION 2012,” a midterm management plan, we built a new perforated-pipe factory for automobile heat exchangers at SUMIKEI TECHNO (THAILAND) CO., LTD., purchased equipment for copper pipes at Sumikei Copper Tube Co., Ltd. from Hitachi Cable Ltd., and made investments after careful selection, with a focus on strengthening competitive capabilities in our specialized field, in addition to investments in replacing worn out equipment. As a result, the total amount of capital investment on a construction basis for the entire Company group was approximately 6.9 billion yen, and the total amount of capital investment on a construction basis for the non-consolidated Company was approximately 3.2 billion yen.

Funds required for the above capital investment were procured from the Company’s own capital and other sources.

(3)	Issues to be addressed

It is expected that economic conditions in Japan will recover due to economic measures and monetary easing. It is also expected that economic conditions overseas will recover, particularly in the US and Asia, and the export environment will improve. However, since a clear forecast cannot be made on employment and income, it is expected that a certain period of time will be required before Japanese domestic demand recovers. Additionally, although the Chinese economy is generally recovering, it is expected that its growth will remain slow. There is also a possibility that the European economy may decline, and the above factors may have an impact on the Japanese economy.

The Company set up “SUMIKEI VISION 2012,” a midterm business plan, in March 2010. The Company has been aiming to become “the best global partner” for customers and has been working over the last three years by setting the following four topics as important tasks: “maintaining and strengthening the advantage in technological development,” “differentiation from foreign competitors through quality, delivery deadline and technological service, etc.,” “building a global supply system for our users operating overseas,” and “building a stable earnings structure and financial strength to enable sustainable investment for growth.” The current period is in the final fiscal year of the plan.

The main projects during the period were the restructuring of the Processed Product business, the Extrusion Materials/Component business and the Copper and Copper Alloy business, as part of a cost restructuring to strengthen the competitiveness of and profitability of each business. Additionally, as a growth strategy, the Company jointly acquired all shares in Tri-Arrows Aluminum Inc., an American rolled aluminum plate product manufacturing and sales company, together with Furukawa-Sky Aluminum Corp., Sumitomo Corp., Itochu Corp., and Itochu Metals Corp., and obtained a presence in the aluminum can material business in the North American and Central and South American markets. In acquiring these shares, the Company procured funds through a public offering and a related third-party placement of shares to establish and strengthen the foundation of the Company’s finances.

The Company worked on the projects including the above ones over the course of the last 3 years. Regarding the profit and loss, numerical targets were not achieved for reasons such as deterioration in the economic environment, including the European credit issues and an increase in energy prices. However, regarding improving the Company’s financial situation, the Company reduced interest-bearing liabilities as planned and achieved the target balance for the end of Fiscal 2012 of 145 billion yen. Additionally, the Company eliminated loss brought forward and resumed dividend payments in the previous period.

On August 29, 2012, the Company agreed with Furukawa-Sky Aluminum Corp. to integrate their businesses on October 1, 2013 (scheduled) with the spirit of their relationship being based on equality in order to further strengthen the corporate foundation and improve corporate value. The Company entered into a merger agreement on April 26, 2013. We aim to become a “major aluminum company with global competitiveness” with an irrefutable presence in the global market by exerting synergies through mobilizing the collective effort that each company has built up and combining their resources/assets. We will continue to put efforts into improving corporate value so that we can receive a high evaluation from our shareholders.

We appreciate the continuing support of all shareholders.

(4)	Change in sales results and the financial situation

a.	Sales results and the financial situation of the Company group

Classification			The 66th period (FY 2009)	The 67th period (FY 2010)	The 68th period (FY 2011)	The 69th period (FY 2012)

Net sales	(million yen	)	233,530	259,476	258,926	252,783

Ordinary income	(million yen	)	3,017	11,466	10,184	8,787

Net income	(million yen	)	Δ6,480	7,189	8,298	1,510

Net income per share	(yen	)	Δ15.95	16.64	14.95	2.59

Total assets	(million yen	)	309,897	306,649	322,150	318,418

Notes:	1.	Δ Indicates losses.
2.

Net income per share is calculated based on the number of shares after deducting the average number of treasury shares during the period from the average total number of issued shares during the period.

3.

In the 66th period, net sales decreased due to a decrease in demand because of the economic recession and a sudden decrease in the price of raw materials. However, thanks to various measures such as the reduction of labor costs and other expenses carried out as a part of emergency measures, and for reasons such as the effects of rebuilding the Aluminum Processed Product business, ordinary income ended in the black. However, significant losses were recognized for net income for reasons such as journalizing restructuring loss of the Aluminum Extrusion business and other business.

4.

In the 67th period, net sales increased for reasons such as an increase in sales volume accompanying a recovery in demand. There were also positive effects from cost restructuring, through the reorganization of the Aluminum Extrusion Materials/Component Processing business and the Aluminum Processed Product business. These and other effects brought about significant improvements, both in ordinary income and net income compared to the previous period.

5.

In the 68th period, although there were factors such as an increase in sales prices accompanying an increase in prices of raw materials, net sales remained around the same level due to a decrease in the overall sales volume. There was a decrease in ordinary income because of the impact of factors such as a decrease in sales volume and an increase in energy prices. Large losses on valuation of investment securities were recognized; however, gains on sales of investment securities were recognized through the progress in sales of held shares, and there were additional amounts journalized after reviewing the realizability of deferred tax assets. These and other factors led to an increase in the net income compared to the previous period.

b.	Sales results and the financial situation of the Company

Classification			The 66th period (FY 2009)	The 67th period (FY 2010)	The 68th period (FY 2011)	The 69th period (FY 2012)

Net sales	(million yen	)	173,828	193,557	163,938	130,818

Ordinary income	(million yen	)	1,239	8,318	6,800	4,367

Net income	(million yen	)	Δ11,600	6,353	17,254	2,147

Net income per share	(yen	)	Δ28.56	14.70	31.09	3.69

Total assets	(million yen	)	259,089	259,161	251,841	259,147

Notes:	1.	Δ Indicates losses.
2.

Net income per share is calculated based on the number of shares after deducting the average number of treasury shares during the period from the average total number of issued shares during the period.

3.

In the 66th period, net sales decreased due to a decrease in demand because of the economic recession and a sudden decrease in the price of raw materials. However, thanks to various measures such as the reduction of labor costs and other expenses carried out as a part of emergency measures, ordinary income ended in the black. However, significant losses were recognized for net income for reasons such as journalizing restructuring loss of the Aluminum Extrusion business and other business.

4.

In the 67th period, net sales increased for reasons such as an increase in sales volume accompanying a recovery in demand. There were also positive effects from cost restructuring through the reorganization of the Aluminum Extrusion Materials/Component Processing business. These and other effects brought about significant improvements, both in ordinary income and net income compared to the previous period.

5.

In the 68th period, there was a decrease in net sales and ordinary income because of the impact of factors such as separating the Copper and Copper Alloy business, in addition to a decrease in sales volume. However, thanks to reasons such as the journalization of extraordinary income due to gains on sales of investment securities and extraordinary dividends received from subsidiaries, and the journalization of additional deferred tax assets, there was a significant increase in net income compared to the previous period.

(5)	Details of major businesses

The major businesses of the Company group are as follows.

Aluminium Rolling Products Division

Manufactures and sells plate, extrusions, and other aluminum and aluminum alloy products

Copper Tubes Division

Manufactures and sells copper and copper alloy pipes and joints, titanium pipes, and others

Processed Products/Related Business Division

Manufactures and sells processed products made of aluminum, copper and others, undertakes outsourced-civil engineering work, and carries out cargo transport/cargo handling, etc. related to the business of the group

(6)	Main business offices and plants

•	The Company

Head Office: Minato-ku, Tokyo

Plant: Nagoya manufacturing site

Laboratory: Research and Development Center (Nagoya city)

•	Sumikei Aluminum Foil Co., Ltd.

Head Office: Taito-ku, Tokyo

Plant: Isesaki City, Gunma

•	Sumikei Techno Co., Ltd.

Head Office: Chiyoda-ku, Tokyo

•	Sumikei Techno Nagoya Co., Ltd.

Head Office, Factory: Minato-ku, Nagoya City

•	Sumikei Copper Tube Co., Ltd.

Head Office, Factory: Toyokawa City, Aichi

•	Nalco Iwai Co., Ltd.

Head Office: Sumida-ku, Tokyo and Yodogawa-ku, Osaka

•	Sumikeisho Corporation

Head Offices: Chuo-ku, Osaka city and Minato-ku, Tokyo

Note:

Nippon Aluminium Co., Ltd. and Nippon Aluminium Shiga Co., Ltd., which were subsidiaries of the Company, merged with Iwai Metal Fabricating Co., Ltd., which is also a subsidiary of the Company, in July 2012. It should be noted that, due to the merger, Iwai Metal Fabricating Co., Ltd. changed its trading name to Nalco Iwai Co., Ltd.

(7)	Employees

a.	Employees of the Group

Number of employees	Increase or decrease from the end of the previous fiscal year
persons	persons
4,701	165

b.	Employees of the Company

Number of employees	Increase or decrease from the end of the previous fiscal year	Average age	The average length of employment
persons	persons	years	years
1,491	Δ31	37.2	15.1

(8)	Material subsidiaries

Company name	Capital	Voting rights ratio	Details of Major business
	Million yen	%
Sumikei Aluminum Foil Co., Ltd.	480	100.0	Manufacture and sale of aluminium foil

Sumikei Techno Co., Ltd.	490	100.0	Manufacture and sale of aluminium extrusion products and processed products

Sumikei Techno Nagoya Co., Ltd.	410	100.0	Manufacture of aluminium extrusion products

Sumikei Copper Tube Co., Ltd.	2,200	100.0	Manufacture and sale of copper pipe, copper and lead pipe, and titanium pipe

Nalco Iwai Co., Ltd.	80	100.0	Manufacture and sale of metal processed products

Sumikeisho Corporation	1,500	100.0	Wholesale of nonferrous metals

SK Corporation Co., Ltd.	301	51.0	Sale and slit processing of aluminium materials for automobiles

Notes:	1.	The voting rights ratio includes shares held by the Company’s subsidiaries.
2.

Nippon Aluminium Co., Ltd. and Nippon Aluminium Shiga Co., Ltd., which were subsidiaries of the Company, merged with Iwai Metal Fabricating Co., Ltd., which is also a subsidiary of the Company, in July 2012. It should be noted that, due to the merger, Iwai Metal Fabricating Co., Ltd. changed its trading name to Nalco Iwai Co., Ltd.

(9)	Main Lenders

Lender	Loans payable
Million yen
Sumitomo Mitsui Banking Corporation	31,834

Sumitomo Mitsui Trust Bank, Ltd.	15,937

Aozora Bank, Ltd.	7,455

The Norinchukin Bank	7,300

Mitsubishi UFJ Trust and Banking Corporation	6,988

The Gunma Bank, Ltd.	6,283

The Mie Bank, Ltd.	5,990

The Joyo Bank, Ltd.	5,195

The Nanto Bank, Ltd.	4,110

The Ashikaga Bank, Ltd.	3,510

2.	The Company’s situation (as of March 31, 2013)

(1)	Shares of the Company

a.	Total number of shares

Total Number of authorized Shares		960,000,000 shares
Total number of shares issued
581,469,275 shares (excluding 69,592 treasury stock)

b.	Number of shareholders	44,178 shareholders

c.	Top ten shareholders

Name of shareholder	Number of shares held	Shareholding ratio
	thousands shares	%
Nippon Steel & Sumitomo Metal Corporation	54,179	9.3

Sumitomo Corporation	31,609	5.4

Sumitomo Mitsui Banking Corporation	21,187	3.6

Japan Trustee Services Bank, Ltd. (Trust Account)	18,032	3.1

The Master Trust Bank of Japan, Ltd. (Trust Account)	17,193	3.0

Sumitomo Mitsui Trust Bank, Limited	15,358	2.6

Sumitomo Light Metal Kyoeikai	12,607	2.2

EVERGREEN	10,116	1.7

Sumitomo Life Insurance Company	7,908	1.4

Sumitomo Metal Mining Co., Ltd.	6,239	1.1

Note:	The shareholding ratio is the proportion relative to the total number of issued shares (excluding treasury stock) as of the last day of the current fiscal year.

(2)	Director, Member of the Board and Audit & Supervisory Board Member of the Company

a.	Directors, Members of the Board and Audit & Supervisory Board Members

Position	Name	Responsibilities and important concurrent positions
*Chairman	Kazuhiko Masuda

*President	Shigenori Yamauchi

*Director, Member of the Board	Junichiro Ueno	Responsible for the Production Division

Director, Member of the Board	Shujiro Ito	Responsible for the Marketing & Sales Division

Director, Member of the Board	Shigekazu Shiraishi	Responsible for the Corporate Administration Division * President of SLM AUSTRALIA PTY.LTD. * Co-President of Tri-Arrows Aluminum Holding Inc.

Director, Member of the Board	Makoto Ando	Responsible for the Research & Development Center

Director, Member of the Board	Shigenaga Mimura	Responsible for the Internal Control System Development Department, Business Planning Department, Planning & Control Department, and Treasury Department

Director, Member of the Board	Hiroshi Ikeda	* President of Sumikei Copper Tube Co., Ltd. * President of Sumikei (Malaysia) SDN. BHD. * Chairman of Sumikei (Guangzhou) Metal Product Co., Ltd.

Director, Member of the Board	Keizo Shoji	* President of Sumikei Techno Co., Ltd.

Audit & Supervisory Board Member (full-time)	Junji Hatahara

Audit & Supervisory Board Member	Eiichi Mori

Audit & Supervisory Board Member	Tetsuya Harada

Audit & Supervisory Board Member	Akari Asano

Audit & Supervisory Board Member	Takafumi Sone

Notes:	1.	* Indicates the Representative Directors.
2.

Tetsuya Harada, Akira Asano, and Takafumi Sone are the Outside Company Audit & Supervisory Board Members. Additionally, the Company has registered both Tetsuya Harada and Akira Asano as independent executives at the Tokyo Stock Exchange and the Osaka Stock Exchange based on their rules.

3.	Yoichi Koen resigned from the position of Director, Member of the Board as of April 1, 2012.
4.	Takafumi Sone was nominated and appointed as an Audit & Supervisory Board Member at the 68th Annual Shareholders’ Meeting held on June 28, 2012.
5.

Nobuyoshi Amamoto, ane Audit & Supervisory Board Member, resigned from his position as an Audit & Supervisory Board Member at the closing of the 68th Annual Shareholders’ Meeting held on June 28, 2012.

6.	Junji Hatahara, an Audit & Supervisory Board Member, has been responsible for accounting operations of the Company for many years. He has an extensive knowledge of finance and accounting.

b.	Remuneration, etc. for the Directors, Members of the Board and the Audit & Supervisory Board Members

Classification	Number of grantees	Amount of remuneration, etc.
Directors	9	273 million Yen
Audit & Supervisory Board Members	6	46 million Yen
(of which, the Outside Company Audit & Supervisory Board Members)	(4)	(8 million Yen)
Total	15	320 million Yen

c.	Matters concerning Outside Company Officers

(a)	Important concurrent roles of Outside Company Officers

There are no relevant items.

(b)	Main activities of Outside Company Officers

Classification	Name	Main activities
Outside Company Audit & Supervisory Board Members	Tetsuya Harada

Attended all 15 Board meetings and 19 Audit & Supervisory Board meetings held in the current fiscal year. Attended all audit result report meetings and quarterly review report meetings, and received reports from the accounting auditor. Additionally, he was proactive in participating in interviews with the purpose of auditing Directors’ execution of their duties, as well as on-site investigations at related companies. With a view to sound management and to maintaining and improving reputation in community, both within and outside Board meetings and Audit & Supervisory Board meetings, he made statements based on his experience of being responsible for and managing the General Affairs Department, Improvement Department and others.

Akari Asano

Attended all 15 Board meetings and 19 Audit & Supervisory Board meetings held in the current fiscal year. Attended all audit result report meetings and quarterly review report meetings, and received reports from the accounting auditor. Additionally, he was proactive in participating in interviews with the purpose of auditing Directors’ execution of their duties, as well as on-site investigations at related companies. With a view to sound management and to maintaining and improving reputation in community, both within and outside Board meetings and Audit & Supervisory Board meetings, he made statements based on his experience of being responsible for and managing the General Affairs Department, the Personnel Department, and others.

Takafumi Sone

Attended 11 out of 12 Board meeting and 13 out of 14 audit meetings held in the current fiscal year. Attended quarterly review report meetings, and received reports from the accounting auditor. Additionally, he was proactive in participating in interviews with the purpose of auditing Directors’ execution of their duties, as well as on-site investigations at related companies. With a view to sound management and to maintaining and improving reputation in community, both within and outside Board meetings and Audit & Supervisory Board meetings, he made statements based on his experience as being a manager of marketing & sales and overseas businesses.

(3)	Items concerning accounting auditor

a.	Name of accounting auditor

Deloitte Touche Tohmatsu LLC

b.	Amount of the remuneration for accounting auditor

Classification	Amount
Amount of the remuneration	63 million Yen
Total amount to be paid by the Company and its subsidiaries and income from other assets	69 million Yen

Notes:	1.

Since the audit contract between the Company and the accounting auditor does not differentiate between audits based on the Companies Act and those based on the Financial Instruments and Exchange Act, only total amounts are displayed.

2.

11 overseas consolidated subsidiaries of the Company were audited by an accounting auditor other than one of the Company’s accounting auditor (parties with overseas qualifications equivalent to those of the Company’s auditors).

c.	Policies for deciding the dismissal or refusal of reappointment of an accounting auditor

The Company policy states that, in addition to the Company’s own reasons, if the relevant accounting auditor infringes or violates the Companies Act or laws and ordinances related to the Certified Public Accountants Act, or if it is determined that the accounting auditor has engaged in antisocial behavior, the Company will submit a proposal for the dismissal or refusal of reappointment of the accounting auditor at the annual general meeting.

3.	Development of systems to ensure the appropriateness of operations

The Company has the following rules in relation to organizing the necessary systems (internal control systems) in order to ensure the appropriateness of operations.

(1)	System for the storage and management of information concerning the execution of duties by Directors, Members of the Board

The shareholders’ meeting minutes, Board meeting minutes, internal memoranda, and others are to be stored and managed in accordance with the law and the Company’s internal rules.

(2)	Rules and other systems related to the management of risk of loss

Each department responsible is to take appropriate measures as per the Company’s internal rules in relation to risks related to compliance, the environment, disasters, quality, and export control.

(3)	System for ensuring that Directors, Members of the Board efficiently execute their duties

a. Clarify operational targets by setting management plans.

b. Aim to improve the efficiency of execution of duties of Directors, Members of the Board by assigning roles to Executive Officers as per the Company’s internal rules, while aiming to make rapid decisions by employing a system of Executive Officers.

c. Hold monthly meetings with Directors, Members of the Board, Executive Officers, and others, to monitor the state of the Executive Officers’ execution of their duties.

(4)	System for ensuring that the execution of duties by the Directors, Members of the Board and employees complies with laws and ordinances and the Articles of Incorporation

a. Announce behavioral rules for employees in which laws and ordinances, and items with which the Company must comply are clearly stated, and set up the Company’s internal rules as required, to ensure a system of compliance by Directors, Members of the Board, Executive Officers, and employees.

b. At regular monthly Board meetings and ad hoc Board meetings, make decisions on items stipulated in laws and ordinances as well as in the Company’s internal rules, and on important items related to management.

c. The Audit & Supervisory Board Members and the Internal Auditing Department are to carry out accounting and operational audits in relation to the execution of duties by the Directors, Members of the Board, Executive Officers, and employees.

(5)	System of ensuring the appropriateness of operations at the Company group consisting of the Company’s parent company and its subsidiaries

The Internal Auditing Department is to carry out operational audits. The results of the audits are to be reported to the Audit & Supervisory Board Members and the Representative Director to ensure compliance. Additionally, the Company obliges the related companies to hold discussions with the Company as per the Company’s internal rules on important management-related items at related companies. Rules related to the management of related companies are to be reviewed as required to ensure the appropriateness of operations in the Company group.

(6)	Items concerning employees’ providing support for the duties of the Audit & Supervisory Board Members if the Audit & Supervisory Board Members so request

a. The Internal Auditing Department is to provide support for the duties of the Audit & Supervisory Board Members.

b. Items concerning the independence of the employees stipulated in the above item a from Directors, Members of the Board

A discussion is to be held beforehand with the Audit & Supervisory Board Members before transferring human resources, changing the organization, or making other changes in relation to the Internal Auditing Department.

(7)	System for Directors, Members of the Board and employees to make reports to the Audit & Supervisory Board Members and system for making other reports to the Audit & Supervisory Board Members

a. Directors, Members of the Board, Executive Officers, and employees are to report to the Audit & Supervisory Board Members, without delay, with regard to serious infringements of laws and ordinances and the Articles of Incorporation in relation to executing duties, facts regarding improper behavior, and facts that may cause significant damage to the Company.

b. Directors, Members of the Board, Executive Officers, and employees are to report or make decisions at Board meetings in which the Audit & Supervisory Board Members will participate, as per Board member regulations and the Company’s other internal rules.

(8)	Other systems for ensuring that audits by the Audit & Supervisory Board Members are effectively carried out

In order to keep track of the decision-making process and the state of execution of duties, the auditors may participate in important meetings, in addition to Board meetings, view important internally-circulated memoranda, and seek the opinions of Board members, Executive Officers, and their staff as necessary.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Notes:

1.	Monetary amounts given in the present financial report are rounded off.
2.	Amounts such as sales amounts do not include taxes such as consumption tax.

Consolidated balance sheet (As of March 31, 2013)

Item	Amount	Item	Amount
(Assets)	million yen	(Liabilities)	million yen
Current assets	96,092	Current liabilities	161,765
Cash and deposits	8,302	Notes and accounts payable-trade	66,806
Notes and accounts receivable-trade	37,708	Short-term loans payable	77,442
Merchandise and finished goods	17,624	Commercial papers	2,999
Work in process	15,484	Lease obligations	2,613
Raw materials and supplies	7,703	Income taxes payable	1,534
Deferred tax assets	2,519	Deferred tax liabilities	8
Other	6,776	Provision for bonuses	412
Allowance for doubtful accounts	Δ26	Other	9,949
Noncurrent assets	222,326	Noncurrent liabilities	95,785

Property, plant and equipment	149,135	Long-term loans payable	64,111

Buildings and structures	24,433	Lease obligations	7,073
Machinery, equipment and vehicles	12,123	Deferred tax liabilities	1,173
Land	95,357	Deferred tax liabilities for land revaluation	7,158
Lease assets	9,131	Provision for retirement benefits	6,977
Construction in progress	6,795	Negative goodwill	120
Other	1,293	Other	9,171

Intangible assets	978	Total liabilities	257,551

Investments and other assets	72,212	(Net assets)

Investment securities	46,837	Shareholders’ equity	58,259

Long-term loans receivable	6,814	Capital stock	28,459
Deferred tax assets	5,859	Capital surplus	5,492
Other	12,803	Retained earnings	24,315
Allowance for doubtful accounts	Δ 101	Treasury stock	Δ6
		Accumulated other comprehensive income	1,644

		Valuation difference on available-for-sale securities	972
		Deferred gains or losses on hedges	Δ113
		Revaluation reserve for land	10,653
		Foreign currency translation adjustment	Δ9,867
		Minority interests	962

		Total net assets	60,867

Total assets	318,418	Total Liabilities and net assets	318,418

Consolidated statement of income	From April 1, 2012 to March 31, 2013

Item	Amount
	million yen	million yen
Net sales		252,783
Cost of sales		221,072

Gross profit		31,710
Selling, general and administrative expenses		21,980

Operating income		9,730
Non-operating income
Interest income	471
Dividends income	177
Equity in earnings of affiliates	1,708
Foreign exchange gains	590
Other	723	3,671

Non-operating expenses
Interest expenses	3,213
Other	1,401	4,614

Ordinary income		8,787
Extraordinary income
Insurance income	659
Gain on negative goodwill	501
Gain on sales of noncurrent assets	153
Other	121	1,435

Extraordinary loss
Loss on valuation of investment securities	4,300
Loss on sales and retirement of noncurrent assets	315
Other	1,436	6,053

Income before income taxes		4,170
Income taxes-current	2,068
Income taxes-deferred	499	2,568

Income before minority interests		1,602
Minority interests in income		91

Net income		1,510

Consolidated statement of changes in net assets	[	From April 1, 2012 to March 31, 2013	]

					(Million yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of current period	28,459	5,492	24,355	Δ5	58,301
Change in the consolidated fiscal year
Dividends from surplus			Δ1,744		Δ1,744
Net income			1,510		1,510
Change of scope of consolidation			168		168
Reversal of revaluation reserve for land			29		29
Reserve for Foreign subsidiary employee incentive welfare fund			Δ3		Δ3
Purchase of treasury stock				Δ1	Δ1
Changes of items other than shareholders’ equity in the consolidated fiscal year (net)					—
Total changes in the consolidated fiscal year	—	—	Δ39	Δ1	Δ41
Balance at the end of current period	28,459	5,492	24,315	Δ6	58,259

	Accumulated other comprehensive income
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Foreign currency translation adjustment	Total accumulated other comprehensive income	Minority interests	Total net assets
Balance at the beginning of current period	28	Δ201	10,665	Δ16,391	Δ5,898	858	53,261
Change in the consolidated fiscal year
Dividends from surplus					—		Δ1,744
Net income					—		1,510
Change of scope of consolidation					—		168
Reversal of revaluation reserve for land					—		29
Reserve for Foreign subsidiary employee incentive welfare fund					—		Δ3
Purchase of treasury stock					—		Δ1
Changes of items other than shareholders’ equity in the consolidated fiscal year (net)	943	87	Δ12	6,524	7,543	103	7,647
Total changes in the consolidated fiscal year	943	87	Δ12	6,524	7,543	103	7,606
Balance at the end of current period	972	Δ113	10,653	Δ9,867	1,644	962	60,867

1.	Notes concerning important items forming the basis for preparing Consolidated Financial Statements
(1)	Items concerning the scope of consolidation

Of 41 subsidiaries, 28 companies (Sumikei Aluminum Foil Co., Ltd. Sumikei Copper Tube Co., Ltd., Nalco Iwai Co., Ltd., SLM AUSTRALIA PTY.LTD., and others) are consolidated.

Since the fiscal year of consolidation, the importance of Sumikeisho (Dalian. F.T.Z.) Trading Co., Ltd. and Sumikeisho (Kunshan) Metal Products Co., Ltd. has increased. Therefore, they are included in the scope of consolidation. Further, the Company acquired additional shares of Alcut Co., Ltd., and made it a subsidiary, so it is also included in the scope of consolidation.

Further, SK Slitting Co., Ltd., which is a consolidated subsidiary of the Company in the relevant consolidated fiscal year, merged with SK Corporation, which is a consolidated subsidiary. Also, Nippon Aluminium Co., Ltd. and Nippon Aluminium Shiga Co., Ltd., which were both consolidated subsidiaries, merged with Iwai Metal Fabricating Co., Ltd., which was also a consolidated subsidiary. Iwai Metal Fabricating Co., Ltd. changed its trading name to Nalco Iwai Co., Ltd., accompanying this merger.

All 13 non-consolidated subsidiaries are small enterprises. The totals of their total capital, net sales, and net income or loss for the period (amounts based on equity), as well as their retained earnings (amounts based on equity) and other items do not have a significant impact on the consolidated financial statements, and therefore they are out of scope for consolidation.

(2)	Items concerning the application of the equity method

The equity method is applied to 5 (Sumikei Alupack Co., Ltd., Sumikei Packaging Co., Ltd., Sumikei-Nikkei Engineering Co., Ltd., Tri-Arrows Aluminum Holding Inc., and Tri-Arrows Aluminum Inc.) out of 13 non-consolidated subsidiaries and 8 related companies.

11 non-consolidated subsidiaries and 5 related companies to which the equity method is not applied are excluded from the scope of the equity method as (i) they only have a slight impact on the consolidated financial statements in terms of net income or loss for the period (amount based on equity) and retained earnings (amount based on equity), and (ii) these companies do not have significance as a whole, and therefore they are excluded from the scope of the equity method.

(3)	Items concerning the closing date of consolidated subsidiaries

Out of all consolidated subsidiaries, 11 overseas subsidiaries have a closing date on December 31, 2012. In creating the consolidated financial statements, financial documents as of the relevant closing date have been used. However, in relation to important transactions which arose from January 1, 2013 to March 31, 2013, which is the consolidated closing date, adjustments required in terms of consolidation were made.

(4)	Items concerning accounting standards
a.	Valuation standards and methods for major assets
(a)	Available-for-sale securities

Those with market value: Market value based on the market price and other factors on the date of closing

(Valuation gains and losses are reported as a component of net assets, and the cost of securities sold is calculated using the moving average method)

Those without market value: Valued at cost based on the moving average method

(b)	Inventories: Mainly valued at cost, determined by the periodic average method

(Amounts in the balance sheet are calculated after book value is written down based on decreased profitability)

(c)	Derivatives: Market value method

b.	Method of depreciation of major depreciable assets
(a)	Property, plant, and equipment (excluding lease assets)

Buildings (excluding accompanying facilities) Machinery and equipment	Mainly using the straight-line method

Other tangible assets: Mainly using the declining-balance method

Main useful lives

Buildings: 15 to 50 years

Machinery and equipment: 7 years

(b)	Intangible assets (excluding lease assets)

Software used by the Company: Straight-line method based on the estimated useful lives (5 years) determined by the Company

Other intangible assets: Straight-line method

(c)	Lease assets

The lease period is taken as the number of useful lives, and the straight-line method is used to bring the balance to zero (or, in the case that a residual guarantee has been determined, the guaranteed residual value).

Also, within non-ownership-transfer finance lease transactions, the accounting treatment of lease transactions with the lease transaction day commencing on or before March 31, 2008 is based on the method equivalent to ordinary lease transactions.

c.	Important allowance accounting standards

(a)    Allowance for doubtful accounts: This amount is set in order to prepare for losses due to bad debt on accounts receivable such as notes and accounts receivable-trade. The estimated non-recovery amounts for the general accounts receivables are journalized according to the actual default ratio, and estimated non-recovery amounts for specific accounts receivables where recoverability is in doubt are journalized after considering the possibility of recovery of the amount on a case-by-case basis.

(b)    Provision for bonuses: This amount is set as a reserve to pay bonuses to employees and the amount journalized is the future expected payment amount to be added to actual payments made.

(c)    Provision for retirement benefits: In order to reserve payments of retirement benefits to the employees, the Company and its consolidated subsidiaries journalized the estimated amount that will arise at the end of the relevant fiscal year based on the estimated amount of retirement benefit obligations and plan assets as of the end of the consolidated fiscal year under review.

Also, differences arising due to a change in accounting standards (24,563 million yen) are treated as an expense amortized over 15 years, and past service liabilities and actuarial gains or losses are amortized using the straight-line method and reported as expenses (actuarial gains or losses are journalized from the following consolidated fiscal year) over a fixed number of years (9 to 13 years) within the remaining service period of employees at the time of recognition.

d.	Other important items constituting the basis for the preparation of consolidated financial statements

(a)    Criteria for converting significant foreign-currency-denominated assets and liabilities into Japanese Yen

Foreign-currency-denominated monetary receivables and payables are converted into Japanese yen using the spot exchange rate on the day of closing, and the translation differences are treated as gains or losses. Also, the assets, liabilities, income and expenses of overseas consolidated subsidiaries are translated into Japanese yen using the spot exchange rate on the day of closing, and the translation differences are included in foreign currency translation adjustments and minority interests in the net assets section.

(b) Significant hedge accounting methods

Mainly, deferred hedge accounting is applied. Also, for forward exchange contract transactions, assignment accounting treatment (Furiate-shori), in which foreign monetary claims or obligations are translated and allocated at the rate as of the settlement date fixed by the forward exchange contracts, is applied that meets the requirements thereof, and special accounting treatment is applied to interest-rate swaps in cases where requirements for special accounting are satisfied.

(c) Accounting treatment of consumption taxes

The tax-exclusive method is applied.

(5)	Method and period for depreciation of goodwill

Goodwill and negative goodwill journalized on or prior to March 31, 2010 are depreciated over five years using a straight-line method.

(6)	Changes in accounting policies, etc.

(Changes in accounting policies that are difficult to classify from the changes to accounting estimates)

The method of depreciation of the properties, plants and equipment acquired on or after April 1, 2012 by the Company and certain consolidated subsidiaries accompanying the revision of the Corporate Tax Act has changed to that based on the Corporate Tax Act as revised.

The impact on profits and losses due to this in the current consolidated fiscal year is minor.

(7)	Changes in presentation methods

(Those related to the consolidated statement of income)

a.    The amount of “Contribution for construction” separately posted in “Non-operating income” in the prior consolidated fiscal year is displayed in “Other” from the present consolidated fiscal year due to its decreased level of importance. The amount of “Contribution for construction” included in “Other” in the current consolidated fiscal year is 20 million yen.

b.    The amount of “Gain on sale of investment securities” separately posted in “Extraordinary income” in the prior consolidated fiscal year will be displayed in “Other” from the present consolidated fiscal year due to its decreased level of importance. The amount of “Gain on sale of investment securities” included in “Other” in the current consolidated fiscal year is 59 million yen.

c.    The amount of “Impairment losses” separately posted in “Extraordinary loss” in the prior consolidated fiscal year will be displayed in “Other” from the present consolidated fiscal year due to its decreased level of importance. The amount of Impairment losses included in “Other” in the current consolidated fiscal year is 39 million yen.

2.	Notes concerning the consolidated balance sheet

(1)	Collateral assets and secured debt

a.	Collateral assets

Property, plant, and equipment	12,735 million yen (9,416 million yen)

b.	Secured debt

Short-term loans payable Long-term loans payable	}	2,628 million yen (968 million yen)

Among the above, the figures in parentheses show the amount of factory foundation mortgage and related debts thereto.

(2)	Loan equity

Investment securities	2,033 million yen

(3) Accumulated depreciation of property, plant, and equipment	177,622 million yen

(4)	Contingent liabilities

Guarantees for financial institution loans such as for employees	1,443 million yen
Notes receivable-trade discounted	690 million yen
Notes receivable-trade endorsed	216 million yen
Export bills discounted	231 million yen

(5)	In addition to noncurrent assets stated on the balance sheet, certain manufacturing facilities, computers and their peripherals are being used under lease contract.

(6)	Business-use land is revalued based on the Act on Revaluation of Land (Act No. 34, promulgated on March 31, 1998).

a.	Company creating the consolidated financial statements and Sumikei Copper Tube Co., Ltd.

Date of revaluation	March 31, 2000

Method of revaluation

The method used was appraisal according to Paragraph 5, Article 2 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119, promulgated on March 31, 1998); however, for some part thereof, a method was performed with rational adjustments made to prices registered on the Land Tax Register Book as per Paragraph 3 of the same Article.

Difference between market value of revalued land at the end of the current consolidated fiscal year and book values following revaluation

Δ 11,842 million yen

b.	Nalco Iwai Co., Ltd. and Sumikei Techno Nagoya Co., Ltd.

Date of revaluation	March 31, 2001

Method of revaluation

The method used was appraisal according to Paragraph 5, Article 2 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119, promulgated on March 31, 1998); however, for some part thereof, a method was performed with rational adjustments made to prices registered on the Land Tax Register Book as per Paragraph 3 of the same Article.

Difference between market value of revalued land at the end of the current consolidated fiscal year and book values following revaluation

Δ 1,303 million yen

3.	Notes concerning the consolidated statements of income

Book value reduction amount in inventories

Book value reduction amount accompanying the decline in profitability of inventories included in the cost of sales

79 million yen

4.	Notes concerning the consolidated statement of changes in net assets
(1)	Types and number of issued shares at the end of the current consolidated fiscal year

Ordinary shares 581,538,867 shares

(2)	Amount of dividends paid

Decision	Type of shares	Total dividend amount (Million Yen)	Source of funds for dividends	Dividend per share (yen)	Date of record	Effective date
AGM on Jun 28, 2012	Ordinary shares	872	Retained earnings	1.50	Mar 31, 2012	Jun 29, 2012
BOD meeting on Nov 8, 2012	Ordinary shares	872	Retained earnings	1.50	Sept 30, 2012	Dec 07, 2012

(3)	Dividends for which the record date belongs to the current consolidated fiscal year, but the effective date is in the following consolidated fiscal year

Decision	Type of shares	Total dividend amount (Million Yen)	Source of funds for dividends	Dividend per share (yen)	Date of record	Effective date
AGM on Jun 27, 2013	Ordinary shares	1,162	Retained earnings	2.00	Mar 31, 2013	Jun 28, 2013

5.	Notes concerning financial instruments
(1)	Notes concerning the status of financial instruments

The Company group limits the management of capital to instruments such as short-term deposits, and procures funding from loans payable from financial institutions such as banks.

The Company aims to reduce client credit risks related to notes and accounts receivable-trade in-line with Company internal rules. Also, the Company tracks on a quarterly basis the market value of listed shares which are investment securities.

The uses of loans payable are for working capital and capital investment funds, and so on. Interest rate swaps and interest rate options are entered into for the purpose of avoiding some long-term loans payable interest rate fluctuation risks. Derivative transactions are entered into within the scope of actual demand and in-line with the Company’s internal rules.

(2)	Items concerning market value of financial instruments, etc.

Amounts journalized on the consolidated balance sheet, market value, and the differences between these figures as of the last day of the relevant consolidated fiscal year are as follows.

(Units: Million yen)

	Consolidated balance sheet amount (*1)	Market value (*1)	Difference
a. Cash and deposits	8,302	8,302	—
b. Notes and accounts receivable-trade	37,708	37,708	—
c. Investment securities
Available-for-sale securities	6,135	6,135	—
d. Long-term loans receivable	8,054
Allowance for doubtful accounts (*2)	Δ60
	7,994	7,993	(0)
e. Notes and accounts payable-trade	(66,806)	(66,806)	—
f. Short-term loans payable	(29,723)	(29,723)	—
g. Commercial paper	(2,999)	(2,999)	—
h. Income taxes payable	(1,534)	(1,534)	—
i. Long-term loans payable	(111,829)	(112,562)	(732)
j. Lease obligations	(9,686)	(9,807)	(120)
k. Derivative transactions (*3)	(172)	(172)	—
(*1)	Amounts posted under liabilities are displayed in parentheses.
(*2)	The Allowance for doubtful accounts is excluded from the individually journalized long-term loans receivable.
(*3)	Receivables and payables arising through derivative transactions are displayed as net amounts. Net amounts payable are displayed within parentheses.

Notes	1:	Items concerning methods of calculating market values of financial instruments, short-term investment securities, and derivative transactions
(1)	Cash and deposits, as well as (2) Notes and accounts receivable-trade

Since these are settled in the short term, and their market values are almost the same as their book values, they are as per their relevant book values. Also, as certain foreign-currency-denominated accounts receivable-trade are subject to assignment accounting treatment (Furiate-shori), in which foreign monetary claims or obligations are translated and allocated at the rate as of the settlement date fixed by the forward exchange contracts, and as they are treated as a part of the overall hedged accounts receivable-trade, their market value is included within the market value of the accounts receivable-trade (refer to Item 11.)

(3)	Investment securities

Prices of shares are based on the market prices on exchanges.

(4)	Long-term loans receivable

These are valued according to their present value discounted by an interest rate of an appropriate index added to a credit spread, for each credit risk category. Also, credits for which there is a concern of default are valued at their present value after discounting at an interest rate with a high degree of safety with respect to the remaining period for the anticipated receipt of the principal and interest, reflecting the likelihood of recovery.

Also, the current portion of long-term loans receivable is included in “Other” of current assets in the consolidated balance sheets; however, in the above table, it is included as a part of Long-term loans receivable.

(5)	Notes and accounts payable-trade, (6) Short-term loans payable, (7) Commercial paper, and (8) Income taxes payable

Since these are settled in the short term, and their market values are almost the same as their book values, they are as per their relevant book values. Also, the current portion of long-term loans payable is included within Short-term loans payable on the consolidated balance sheets; however, in the above table, it is included as a part of Long-term loans payable (refer to Item 9, below). Further, as certain foreign currency denominated accounts payable are subject to assignment accounting treatment (Furiate-shori), in which foreign monetary claims or obligations are translated and allocated at the rate as of the settlement date fixed by the forward exchange contracts, and as they are treated as a part of the overall hedged accounts payable-trade, their market value is included within the market value of Accounts payable-trade (refer to Item 11, below.)

(9)	Long-term loans payable and (10) Lease obligations

The market values of these two items are calculated by discounting the total amount of principal and interest of the relevant long-term loans payable using an assumed interest rate considered to be applicable to similar new borrowings or new lease transactions. Certain long-term loans payable with variable interest rates are in scope for special accounting treatment of interest rate swaps (refer to Item 11, below), and the market values of the long-term loans payable are calculated by discounting the total amount of principal and interest of the relevant long-term loans payable treated together with the relevant interest rate swaps using an assumed interest rate considered to be applicable to similar new borrowings. Also, the current portion of long-term loans payable is included within the short-term loans payable on the consolidated balance sheet; however, in the above table, it is included as a part of the long-term loans payable (refer to Item 6, above). Further, lease obligations are recorded on the consolidated balance sheet in current liabilities and noncurrent liabilities; however, they are calculated together in the above table.

(11)	Derivative transactions

These are valued according to prices, and so on given by counterparty financial institutions. Also, since items in scope for special accounting treatment of interest rate swaps are treated as a part of the long-term loans payable subject to hedging, the market value thereof is included within the market value of the long-term loans payable (refer to Item 9, above). Also, since the amounts subject to assignment accounting treatment (Furiate-shori), in which foreign monetary claims or obligations are translated and allocated at the rate as of the settlement date fixed by the forward exchange contracts, are treated as a part of accounts receivable-trade or accounts payable-trade subject to hedging, the market value thereof is included in the market value of accounts receivable-trade or accounts payable-trade (refer to Items 2 and 5, above).

Note	2:

Unlisted stocks (value of 22,293 million yen on the consolidated balance sheet) have no market prices, so it is impossible to estimate future cash flows, and as it is extremely difficult to ascertain their market value, therefore, they are not included within 3. Investment securities and available-for-sale securities. Also, the stocks of subsidiaries and affiliates (value of 18,407 million yen on the consolidated balance sheet) are not included in the above table for the same reasons.

6.	Notes on per-share information

Net assets per share:	103.02 yen
Net income per share:	2.59 yen

7.	Items related to important subsequent events

The Company and Furukawa-Sky Aluminum Corp. have entered into a Basic Integration Agreement on August 29, 2012, regarding integration of their business on October 1, 2013 as the effective date (scheduled), with the spirit of their relationship being based on equality. Further, the Company has entered into a merger agreement with Furukawa-Sky Aluminum Corp. based on resolutions at the board of directors meeting held on April 26, 2013.

8.	Other notes

Amounts have been rounded down to the nearest million yen.

Balance sheets (As of March 31, 2013)

Item	Amount		Item	Amount
	million yen			million yen
(Assets)			(Liabilities)
Current assets		68,384	Current liabilities		131,511
Cash and deposits		5,630	Notes payable-trade		13,566
Notes receivable-trade		802	Accounts payable-trade		24,618
Accounts receivable-trade		18,503	Short-term loans payable		26,213
Merchandise and finished goods		5,629	Current portion of long-term loans payable		47,346
Work in process		9,038	Commercial papers		2,999
Raw materials and supplies		2,644	Lease obligations		85
Prepaid expenses		92	Accounts payable-other		3,427
Deferred tax assets		1,815	Accrued expenses		637
Accounts receivable-other		3,322	Income taxes payable		167
Short-term loans receivable		20,905	Advances received		167
Other		6	Deposits received		10,702
Allowance for doubtful accounts	Δ	9	Other		1,578
Noncurrent assets		190,763	Noncurrent liabilities		74,698
Property, plant and equipment		96,612	Long-term loans payable		63,497
Buildings		13,012	Lease obligations		165
Structures		1,762	Deferred tax liabilities for land revaluation		5,681
Machinery and equipment		8,188	Provision for retirement benefits		4,444
Vehicles		9	Asset retirement obligations		722
Tools, furniture and fixtures		739	Other		186
Land		67,812	Total liabilities		206,209
Lease assets		240	(Net assets)
Construction in progress		4,845	Shareholders’ equity		44,046
Intangible assets		104	Capital stock		28,459
Patent right		1	Capital surplus		5,492
Software		69	Legal capital surplus		5,492
Right of using facilities		33	Retained earnings		10,101
Investments and other assets		94,046	Legal retained earnings		174
Investment securities		6,154	Other retained earnings		9,927
Stocks of subsidiaries and affiliates		61,231	Retained earnings brought forward		9,927
Investments in capital		28	Treasury stock	Δ	6
Investments in capital of subsidiaries and affiliates		10	Valuation and translation adjustments		8,891
Long-term loans receivable		20,898	Valuation difference on available-for-sale securities		815
Long-term prepaid expenses		435	Deferred gains or losses on hedges	Δ	80
Deferred tax assets		5,042	Revaluation reserve for land		8,156
Other		250	Total net assets		52,938
Allowance for doubtful accounts	Δ	6	Total liabilities and net assets		259,147
Total assets		259,147

Statement of income	From April 1, 2012 to March 31, 2013

Item	Amount
	million yen	million yen
Net sales		130,818
Cost of sales		115,878

Gross profit		14,939
Selling, general and administrative expenses		8,538

Operating income		6,401
Non-operating income
Interest income	646
Dividends income	661
Fiduciary obligation fee	729
Rent income	456
Other	270	2,764

Non-operating expenses
Interest expenses	2,859
Fiduciary obligation expenses	697
Other	1,242	4,798

Ordinary income		4,367
Extraordinary income
Gain on sales of noncurrent assets	96
Other	10	107

Extraordinary loss
Business integration costs	500
Loss on sales of investment securities	397
Loss on retirement of noncurrent assets	199
Other	57	1,155

Income before income taxes		3,318
Income taxes-current	201
Income taxes-deferred	968	1,170

Net income		2,147

Statements of changes in net assets	From April 1, 2012 to March 31, 2013

								(Million yen	)
	Shareholders’ equity
	Capital stock	Capital surplus		Retained earnings			Treasury stock	Total shareholders’ equity
		Legal capital surplus	Total Capital surplus	Legal retained earnings	Other retained earnings	Total retained earnings
					Retained earnings brought forward
Balance at the beginning of current period	28,459	5,492	5,492	—	9,665	9,665	Δ5	43,611
Change in the fiscal year
Dividends from surplus					Δ1,744	Δ1,744		Δ1,744
Provision of legal retained earnings				174	Δ174	—		—
Net income					2,147	2,147		2,147
Reversal of revaluation reserve for land					32	32		32
Purchase of treasury stock							Δ1	Δ1
Changes of items other than shareholders’ equity in the fiscal year (net)								—
Total change in the fiscal year	—	—	—	174	261	436	Δ1	434
Balance at the end of current period	28,459	5,492	5,492	174	9,927	10,101	Δ6	44,046

	Valuation and translation adjustments
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	revaluation reserve for land	Total valuation and translation adjustments	Total net assets
Balance at the beginning of current period	Δ71	Δ100	8,173	8,001	51,613
Change in the fiscal year
Dividends from surplus				—	Δ1,744
Provision of legal retained earnings				—	—
Net income				—	2,147
Reversal of revaluation reserve for land				—	32
Purchase of treasury stock				—	Δ1
Changes of items other than shareholders’ equity in the fiscal year (net)	886	19	Δ16	889	889
Total change in the fiscal year	886	19	Δ16	889	1,324
Balance at the end of current period	815	Δ80	8,156	8,891	52,938

1.	Notes concerning important accounting policies
(1)	Asset valuation standards and valuation methods
a.	Valuation standards and valuation methods for short-term investment securities

Investment in subsidiaries and affiliates: Cost method using the moving-average method

Available-for-sale securities

Those with market values: Market value method based on the market price on the date of closing

(Valuation gains or losses are reported as a component of net assets, and the cost of securities sold are calculated using the moving average method)

Those without market values: Cost method using the moving average method

b.	Valuation standards and valuation methods for derivatives

Derivatives: Market value method

c.	Valuation standards and valuation methods for inventories

Mainly valued at cost, determined by the periodic average method

(Amounts in the balance sheet are calculated after book value is written down based on decreased profitability)

(2)	Method of depreciation of noncurrent assets
a.	Properties, plants and equipment (excluding lease assets)

Buildings (excluding accompanying facilities) Machinery and equipment:	straight-line method

Other tangible assets: declining-balance method

    Main useful lives

Buildings: 15 to 50 years

Machinery and equipment: 7 years

b.	Intangible assets (excluding lease assets)

Software used by the company: Straight-line method based on the estimated useful lives (5 years) determined by the Company

Other intangible assets: Straight-line method

c.	Lease assets

The lease period is based on the useful lives, and the straight-line method is used to bring the residual value to zero (or, in the case that a residual guarantee has been determined, the guaranteed residual value).

Also, within non-ownership-transfer finance lease transactions, the accounting treatment of lease transactions commencing on or before March 31, 2008 are treated based on a method for ordinary loan transactions.

(3)	Allowance accounting standards
a.

Allowance for doubtful accounts: This amount is set in order to prepare for losses due to bad debt on accounts receivable such as notes and accounts receivable-trade. The estimated non-recovery amounts for the general accounts receivables are journalized according to the actual default ratio, and estimated non-recovery amounts for specific accounts receivables where recoverability is in doubt are journalized after considering the possibility of recovery of the amount on a case-by-case basis.

b.

Provision for retirement benefits: The Company has a defined-benefit corporate pension system and a retirement lump sum payment system. In order to be prepared for paying retirement allowances through such systems to the Company’s employees, provisions are journalized based on the expected amount of retirement benefit obligations and plan assets at the end of the current fiscal year.

Also, net retirement benefit obligation at transition (19,956 million yen) is treated as an expense amortized over 15 years, and past service liabilities and actuarial gains and losses are treated as expenses using the straight-line method (actuarial differences are journalized from the following fiscal year) over a fixed number of years (13 years) within the period of remaining service of employees at the time of recognition.

(4)	Other important items constituting the basis for the preparation of financial statements
a.	Hedge accounting methods

Mainly, deferred hedge accounting is applied. Also, for forward exchange contract transactions, assignment accounting treatment (Furiate-shori), in which foreign monetary claims or obligations are translated and allocated at the rate as of the settlement date fixed by the forward exchange contracts, is applied that meets the requirements thereof, and special accounting treatment is applied to interest-rate swaps in cases where requirements for special accounting are satisfied.

b.	Accounting treatment of consumption taxes, etc.

The tax-exclusive method is applied.

c.	Criteria for converting foreign-currency-dominated assets and liabilities into Japanese yen

Foreign-currency-denominated monetary receivables and payables are converted into Japanese yen using the spot exchange rate on the day of closing, and the translation differences are treated as gains or losses.

(5)	Changes in accounting policies, etc.

(Changes to accounting policies that are difficult to classify from changes to accounting estimates)

The method of depreciation of the properties, plants and equipment acquired on or after April 1, 2012 by the Company accompanying the revision of the Corporation Tax Act has changed to that based on the Corporation Tax Act as revised.

The impact on profits and losses due to this in the current fiscal year is minor.

(6)	Changes in presentation methods

(Those related to the balance sheet)

The amount of “Suspense receipt for costs of materials for outsourced work” separately posted in “Current liabilities” for the prior fiscal year is displayed in “Other” from the present fiscal year due to its decreased level of importance. The amount of “Suspense receipt for costs of materials for outsourced work” included in “Other” in the current fiscal year is 1,501 million yen.

(Those related to the statement of income)

a.     The amount of “Contribution for construction” separately posted in “Non-operating income” in the prior fiscal year is displayed in “Other” from the present fiscal year due to its decreased level of importance. The amount of “Contribution for construction” included in “Other” in the current fiscal year is 20 million yen.

b.     The amount of “Gain on sale of noncurrent assets” displayed in “Other” of “Extraordinary income” in the prior fiscal year is separately posted from the present fiscal year due to its increased level of importance. The amount of “Gain on sale of noncurrent assets” included within “Other” in the previous fiscal year is 9 million yen.

c.     The amount of “Gain on sale of investment securities” separately posted in “Extraordinary income” in the prior fiscal year will be displayed in “Other” from the present fiscal year due to its decreased level of importance. The amount of “Gain on sale of investment securities” included in “Other” in the current fiscal year is 8 million yen.

d.     The amount of “Impairment losses” separately posted in “Extraordinary loss” in the prior fiscal year will be displayed in “Other” from the present fiscal year due to its decreased level of importance. The amount of Impairment losses included in “Other” in the current fiscal year is 19 million yen.

2.	Notes concerning the balance sheet
(1)	Collateral assets and secured debt
a.	Collateral assets

Properties, plants and equipment	10,302 million yen (9,416 million yen)
b.	Secured debt

Short-term loans payable

Current portion of long-term loans payable	2,628 million yen (968 million yen)
Long-term loans payable

Among the above, the figures in parentheses show the amount of factory foundation mortgage and related debts thereto.

(2)	Loan equity at the end of the current fiscal year

Investment securities	2,033 million yen

(3)	Accumulated depreciation of assets

Accumulated depreciation of properties, plants and equipment	136,898 million yen

(4)	Guarantees obligations

Amount of guarantee obligations in relation to loans from financial institutions such as those to employees	5,699 million yen

(5)	Monetary claims and liabilities to affiliated companies

Short-term monetary claims	33,728 million yen
Long-term monetary claims	20,895 million yen
Short-term monetary liabilities	15,524 million yen
Long-term monetary liabilities	21 million yen

(6)	Revaluation of land

Business-use land has been revalued based on the Act concerning Revaluation of Land (Act No. 34, promulgated on March 31, 1998).

Date of revaluation	March 31, 2000
Method of revaluation

The method used was appraisal according to Paragraph 5, Article 2 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119, promulgated on March 31, 1998); however, for some part thereof, a method was performed with rational adjustments made to prices registered on the Land Tax Register Book as per Paragraph 3 of the same Article.

Differences between the market values of revalued land at the end of the current fiscal year and book value following revaluation

Δ10,597 million yen

3.	Notes on the statement of income
(1)	Balances of transactions with related companies

Balances of sales transactions
Sales	52,133 million yen
Purchases	39,285 million yen
Non-sale transaction balance	3,317 million yen

(2)	Write-down of book value of Inventories

Write-down of book value accompanying a decrease in the profitability of inventories included in the cost of sales	47 million yen

4.	Notes on the statement of changes in net assets

Classes and number of treasury shares of the Company as of the end of the current fiscal year Ordinary shares	69,592 shares

5.	Notes on tax effect accounting

Main causes of deferred tax assets and deferred tax liabilities

The main cause of deferred tax assets is deferred losses in terms of tax accounting and the main cause of deferred tax liabilities is valuation difference on available-for-sale securities.

6.	Notes on leased noncurrent assets

In addition to noncurrent assets recorded on the balance sheet, some manufacturing equipment, computers and their peripheral equipment are used under non-ownership-transfer finance lease transactions.

7.	Notes on transactions with related parties

Subsidiaries, affiliated companies, and others

(Units: Million yen)

Type	Name of company etc.	Proportion of voting rights etc. held (owned)	Relationship with the related party	Details of transaction	Transaction amount (Note 4)	Accounting item	End of period balance (Note 4)
Subsidiary	Sumikeisho Corporation	Directly owned: 100.0%	Sale of the company’s products Procurement of raw materials and products Co-appointment of executives	Sale of the company’s products (Note 1)	26,701	Accounts Receivable	5,590
				Receiving deposits (Note 2)	2,509	Deposits received	2,780

Subsidiary	SLM Australia PTY. LTD.	Directly owned: 100.0%	Procurement of raw materials Co-appointment of executives	Lending funds (Note 2, 3)	3,600	Long-term loans receivable	3,600

Subsidiary	Nalco Iwai Co., Ltd.	Directly owned: 100.0%	Sale of the company’s products Procurement of products Lending funds	Lending funds (Note 2, 3)	2,065	Short-term loans receivable	6,402

Subsidiary	Sumikei Aluminum Foil Co., Ltd.	Directly owned: 100.0%	Sale of the company’s products Procurement of products Co-appointment of executives	Lending funds (Note 2, 3)	4,091	Short-term loans receivable	4,700

Subsidiary	Sumikei Techno Co., Ltd.	Directly owned: 100.0%	Procurement of products Co-appointment of executives	Lending funds (Note 2, 3)	340	Long-term loans receivable	4,495

Subsidiary	Sumikei Techno Nagoya Co., Ltd.	Indirectly owned: 100.0%	Sale of the company’s products Procurement of raw materials Co-appointment of executives Undertaking outsourced operations	Lending funds (Note 2, 3)	607	Short-term loans receivable	3,730

Subsidiary	Sumikei Copper Tube Co., Ltd.	Directly owned: 100.0%	Procurement of raw materials Lending funds Co-appointment of executives Undertaking outsourced operations	Lending funds (Note 2, 3)	12,400	Long-term loans receivable	10,000

Transaction conditions and policies, etc. for determining them

Note 1: For prices and other transaction conditions, the Company indicates requested prices based on the actual state of the market, and makes a decision after holding price negotiations.

Note 2: Excess funds at subsidiaries are centralized at the Company, and funds are lent to subsidiaries in accordance with the demand for funds. Interest conditions in relation to loans and deposits are determined based on interest rates in the market.

Note 3: Collateral is not accepted when lending funds.

Note 4: Consumption tax, etc. is not included in transaction amounts. End of period balances include consumption tax, etc.

8.	Notes on per-share items

Net assets per share	91.04 yen
Net income per share for the period	3.69 yen

9.	Notes on important subsequent events

The Company and Furukawa-Sky Aluminum Corp. have entered into a Basic Integration Agreement on August 29, 2012 regarding integration of their business on October 1, 2013 as the effective date (scheduled), with the spirit of their relationship being based on equality. Further, the Company has entered into a merger agreement with Furukawa-Sky Aluminum Corp. based on resolutions at the board of directors meeting held on April 26, 2013.

10.	Other notes

Amounts have been rounded down to the nearest million yen.

(TRANSLATION)

INDEPENDENT AUDITOR’S REPORT

May 8, 2013

To the Board of Directors of Sumitomo Light Metal Industries, Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Seiji Harada

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Nobuaki Fuse

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Kazuki Iwashita

Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet as of March 31, 2013, of Sumitomo Light Metal Industries, Ltd. (the “Company”) and its consolidated subsidiaries, and the related statements of income and changes in net assets for the fiscal year from April 1, 2012 to March 31, 2013, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of March 31, 2013, and the results of their operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Emphasis of Matter

As discussed in Note 7 to the consolidated financial statements, the Company and Furukawa-Sky Aluminum Corp. have entered into a Basic Integration Agreement on August 29, 2012, regarding the integration of their business on October 1, 2013, as the effective date (scheduled). Further, the Company has entered into a Merger Agreement with Furukawa-Sky Aluminum Corp. based on resolutions at the board of directors’ meeting held on April 26, 2013.

Our opinion is not qualified in respect to this matter.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

******************

(TRANSLATION)

INDEPENDENT AUDITOR’S REPORT

May 8, 2013

To the Board of Directors of Sumitomo Light Metal Industries, Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Seiji Harada

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Nobuaki Fuse

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Kazuki Iwashita

Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of March 31, 2013, of Sumitomo Light Metal Industries, Ltd. (the “Company”), and the related statements of income and changes in net assets for the 69th fiscal year from April 1, 2012 to March 31, 2013, and a summary of significant accounting policies and other explanatory information, and the accompanying supplemental schedules.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements and the accompanying supplemental schedules in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the accompanying supplemental schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the accompanying supplemental schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the accompanying supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the accompanying supplemental schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the accompanying supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2013, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Emphasis of Matter

As discussed in Note 9 to the financial statements, the Company and Furukawa-Sky Aluminum Corp. have entered into a Basic Integration Agreement on August 29, 2012, regarding the integration of their business on October 1, 2013, as the effective date (scheduled). Further, the Company has entered into a Merger Agreement with Furukawa-Sky Aluminum Corp. based on resolutions at the board of directors’ meeting held on April 26, 2013.

Our opinion is not qualified in respect to this matter.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

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Audit Report

The present Audit & Supervisory Board created the present audit report, which shows the consensus opinion of all the Audit & Supervisory Board Members, formed after deliberation based on the audit report created by each Audit & Supervisory Board Member in relation to the execution of duties by directors for the 69th fiscal year from April 1, 2012 to March 31, 2013.

1.	The methods and details of the audit carried out by the Audit & Supervisory Board Members and the Audit & Supervisory Board

The Audit & Supervisory Board set up audit policies and an audit plan in relation to duty sharing etc., received reports on the state of the performance of audits as well as the results of audits from each Audit & Supervisory Board Member, received reports on the state of performance of duties from Directors, Members of the Board and accounting auditors, and sought explanations from them as needed.

Each Audit & Supervisory Board Member communicated with Directors, Members of the Board, internal audit departments, and other employees as per audit policies and duty sharing etc. set up by the Audit & Supervisory Board. Each Audit & Supervisory Board Member worked on collecting information and improving the audit environment, attended important meetings such as the board of directors meeting, received reports on the state of duty sharing from Directors, Members of the Board, and other employees, sought explanations on an as needed basis, viewed important financial statements etc., and surveyed the state of business and property at the headquarters and other main offices.

Additionally, Audit & Supervisory Board Members received regular reports from Directors, Members of the Board, and other employees, etc., concerning the status of the establishment and implementation of (i) the contents of the resolutions of the board of directors’ meeting regarding the development and maintenance of the system to ensure that the duties performed by Directors, Members of the Board, as listed in the business report, comply with laws, regulations and the articles of incorporation of the Company and other systems that are stipulated in Paragraphs 1 and 3, Article 100 of the Ordinance for Enforcement of the Companies Act of Japan as being necessary for ensuring the appropriateness of the business of a joint stock company (kabushiki kaisha), and (ii) the systems implemented based on said resolutions (internal control systems), and the Audit & Supervisory Board Members also sought explanations and expressed opinions as necessary.

Moreover, the Audit & Supervisory Board received reports from Directors, Members of the Board, etc. and Deloitte Touche Tohmatsu LLC on the evaluation of internal controls related to financial reports and the audit status, and the Audit & Supervisory Board Members, and also sought explanations.

The Audit & Supervisory Board received reports from affiliate companies on their respective businesses as necessary by communicating and exchanging information with the Directors, Members of the Board, and Audit & Supervisory Board Members, etc. of each affiliate company. Based on the results of the above-mentioned survey, the Audit & Supervisory Board examined business reports and accompanying supplementary schedules in relation to the current fiscal year.

Furthermore, the Audit & Supervisory Board monitored and examined whether the accounting auditor maintained an independent position, and properly conducted its audit, received reports from the accounting auditor on the status of its performance of duties, and sought explanations as necessary. Additionally, the Audit & Supervisory Board received notification on the establishment of “Systems for Ensuring that the Duties are Properly Conducted” (items given in each Item of Article 131 of the Ordinance on Accounting of Companies) in accordance with the “Quality Control Standards in Relation to Audits” (Business Accounting Deliberation Council) etc., and sought explanations as necessary.

Based on the above-mentioned methods, the Audit & Supervisory Board examined financial statements (balance sheets, statements of income, statements of changes in net assets, and notes to financial statements), the accompanying supplementary schedules, and consolidated financial statements (consolidated balance sheets, consolidated statements of income, consolidated statements of changes in net assets, and notes to the consolidated financial statements) in relation to the current fiscal year.

2.	Results of the Audit
(1)	Results of the audit business report, etc.

a. We hereby certify that the business report and the accompanying supplementary schedules fairly represent the status of the Company in accordance with the laws and regulations and the articles of incorporation of the Company.

b. We found no serious misconduct or serious infringements of laws, regulations, or the articles of incorporation of the Company by any of the Directors or Members of the Board carrying out their duties.

c. We certify that the details of the resolutions made at the board of directors meeting on internal control systems are appropriate. Additionally, we did not find any items which should be pointed out in relation to statements given in business reports and the performance of duties by Directors or Members of the Board in relation to the relevant internal control systems, including the internal control regarding financial reports.

(2)	Results of the audit of financial statements and accompanying supplementary schedules

We certify that the methods and the results of the audit carried out by Deloitte Touche Tohmatsu LLC are appropriate.

(3)	Results of the audit of the consolidated financial statements

We certify that the methods and the results of the audit carried out by Deloitte Touche Tohmatsu LLC are appropriate.

May 09, 2013

The Audit & Supervisory Board of Sumitomo Light Metal Industries, Ltd.

Junji Hatahara, Audit & Supervisory Board Member (full time)

Eiichi Mohri, Audit & Supervisory Board Member

Tetsuya Harada, Audit & Supervisory Board Member

(Outside Audit & Supervisory Board Member)

Akari Asano, Audit & Supervisory Board Member

(Outside Audit & Supervisory Board Member)

Takafumi Sone, Audit & Supervisory Board Member

(Outside Audit & Supervisory Board Member)

Outside Audit & Supervisory Board Members are Audit & Supervisory Board Members stipulated in Item 16, Article 2 of the Companies Act of Japan.